                                                                           DRAFT
                                                                         7/29/97








                                CREDIT AGREEMENT


                                      Among


                                SAFETY 1ST, INC.

                                       and

                      SAFETY 1ST HOME PRODUCTS CANADA INC.,

                                  as Borrowers,


                       EACH OF THE FINANCIAL INSTITUTIONS
                   INITIALLY A SIGNATORY HERETO, TOGETHER WITH
                THOSE ASSIGNEES PURSUANT TO SECTION 10.8 HEREOF,

                                   as Lenders,


                           BT COMMERCIAL CORPORATION,

                                    as Agent,


                                       and


                             BANKERS TRUST COMPANY,

                                 as Issuing Bank

                            Dated as of July 30, 1997

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1.  General Definitions..........................................    1
SECTION 1.2.  Accounting Terms and Determinations..........................   28
SECTION 1.3.  Other Terms; Headings........................................   28
SECTION 1.4.  Computation of Time Periods..................................   28

                                   ARTICLE II

                                      LOANS

SECTION 2.1.  Revolving Credit Commitments.................................   29
SECTION 2.2.  Borrowing of Revolving Loans.................................   29
SECTION 2.3.  Disbursement of Revolving Loans..............................   30
SECTION 2.4.  Notices of Borrowing.........................................   30
SECTION 2.5.  Same Day Settlement of Lender Advances.......................   31
SECTION 2.6.  Periodic Settlement of Agent Advances........................   31
SECTION 2.7.  Term Loan....................................................   32
SECTION 2.8.  Sharing of Payments..........................................   33
SECTION 2.9.  Defaulting Lenders...........................................   33
SECTION 2.10. Mandatory Payment; Mandatory Reduction of
              the Commitments..............................................   34
SECTION 2.11. Maintenance of Loan Account; Statements of
              Account......................................................   36
SECTION 2.12. Payment Procedures...........................................   36
SECTION 2.13. Collection of Accounts.......................................   36
SECTION 2.14. Application of Payments......................................   37

                                   ARTICLE III

                                LETTERS OF CREDIT

SECTION 3.1.  Issuance of Letters of Credit................................   37
SECTION 3.2.  Terms of Letters of Credit...................................   38
SECTION 3.3.  Lenders' Participation.......................................   38
SECTION 3.4.  Notice of Issuance...........................................   39
SECTION 3.5.  Payment of Amount Drawn Under Letters of
              Credit.......................................................   39
SECTION 3.6.  Payment by Lenders...........................................   40
SECTION 3.7.  Nature of Issuing Bank's Duties..............................   40
SECTION 3.8.  Obligations Absolute.........................................   41


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                                   ARTICLE IV

                           INTEREST, FEES AND EXPENSES

SECTION 4.1.  Interest on Prime Rate Loans.................................   42
SECTION 4.2.  Interest on Eurodollar Rate Loans............................   42
SECTION 4.3.  Interest and Letter of Credit Fees After
              Event of Default.............................................   43
SECTION 4.4.  Letter of Credit Fees........................................   43
SECTION 4.5.  Unused Line Fee..............................................   43
SECTION 4.6.  Other Fees and Expenses......................................   44
SECTION 4.7.  Calculations.................................................   44
SECTION 4.8.  Special Provisions Relating to Eurodollar
              Rate Loans...................................................   44
SECTION 4.9.  Indemnification in Certain Events............................   47
SECTION 4.10. Net Payments.................................................   48
SECTION 4.11. Affected Lenders.............................................   52

                                    ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.1.  Conditions to Initial Loans and Letters of
              Credit.......................................................   53
SECTION 5.2.  Conditions Precedent to All Loans and
              Letters of Credit............................................   56

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

SECTION 6.1.  Representations and Warranties of the
              Borrower.....................................................   56

                                   ARTICLE VII

                            COVENANTS OF THE BORROWER

SECTION 7.1.  Affirmative Covenants........................................   66
SECTION 7.2.  Negative Covenants...........................................   78

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

SECTION 8.1.  Events of Default............................................   88
SECTION 8.2.  Acceleration and Cash Collateralization......................   90
SECTION 8.3.  Rescission of Acceleration...................................   90
SECTION 8.4.  Remedies.....................................................   91
SECTION 8.5.  Right of Setoff..............................................   91
SECTION 8.6.  License for Use of Software and Other
              Intellectual Property........................................   92


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SECTION 8.7.   No Marshalling; Deficiencies; Remedies
               Cumulative..................................................   92

                                   ARTICLE IX

                                    THE AGENT

SECTION 9.1.   Appointment of Agent........................................   92
SECTION 9.2.   Nature of Duties of Agent...................................   93
SECTION 9.3.   Lack of Reliance on Agent...................................   93
SECTION 9.4.   Certain Rights of the Agent.................................   94
SECTION 9.5.   Reliance by Agent...........................................   94
SECTION 9.6.   Indemnification of Agent....................................   94
SECTION 9.7.   The Agent in Its Individual Capacity........................   94
SECTION 9.8.   Holders of Notes............................................   95
SECTION 9.9.   Successor Agent.............................................   95
SECTION 9.10.  Collateral Matters..........................................   95
SECTION 9.11.  Actions with Respect to Defaults............................   96
SECTION 9.12.  Delivery of Information.....................................   97

                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.1.  Governing Law...............................................   97
SECTION 10.2.  Submission to Jurisdiction..................................   97
SECTION 10.3.  Service of Process..........................................   98
SECTION 10.4.  Jury Trial..................................................   98
SECTION 10.5.  Limitation of Liability.....................................   98
SECTION 10.6.  Delays; Partial Exercise of Remedies........................   98
SECTION 10.7.  Notices.....................................................   98
SECTION 10.8.  Assignments and Participations..............................   99
SECTION 10.9.  Confidentiality.............................................  102
SECTION 10.10. Indemnification; Reimbursement of Expenses
               of Collection...............................................  102
SECTION 10.11. Amendments and Waivers......................................  103
SECTION 10.12. Nonliability of Agent and Lenders...........................  105
SECTION 10.13. Independent Nature of Lenders' Rights.......................  105
SECTION 10.14. Counterparts................................................  105
SECTION 10.15. Effectiveness...............................................  105
SECTION 10.16. Severability................................................  106
SECTION 10.17. Maximum Rate................................................  106
SECTION 10.18. Entire Agreement; Successors and Assigns....................  107
SECTION 10.19. Judgment....................................................  107
SECTION 10.20. Waiver of Immunities........................................  107
SECTION 10.21. Interest Act (Canada).......................................  107
SECTION 10.22. Limitation of Obligations of Safety Europe..................  108

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Schedules

Schedule 1             --     List of Lenders, Lending Offices and
                              Commitments
Schedule 2             --     Account Debtors with Material
                              Concentrations
Schedule 3             --     Existing Indebtedness
Schedule 5.1(c)        --     List of Closing Documents
Schedule 6.1(a)        --     Jurisdictions in which the Borrowers and
                              the Subsidiaries are Qualified to do
                              Business
Schedule 6.1(d)        --     Conflicts
Schedule 6.1(i)        --     Financial Data
Schedule 6.1(k)        --     Location of Offices, Records and
                              Inventory
Schedule 6.1(l)(i)     --     List of Subsidiaries
Schedule 6.1(l)(ii)    --     100% owned Subsidiaries
Schedule 6.1(l)(iii)   --     Proxies with respect to Stock of
                              subsidiaries
Schedule 6.1(m)(i)     --     Pending Litigation, etc.
Schedule 6.1(m)(ii)    --     Products Liability Claims
Schedule 6.1(o)        --     Defaults
Schedule 6.1(p)        --     Labor Contracts
Schedule 6.1(q)        --     Compliance with Law
Schedule 6.1(r)        --     Pension Plans
Schedule 6.1(u)        --     Environmental Actions
Schedule 6.1(v)        --     Real Property
Schedule 6.1(w)        --     Material Contracts
Schedule 6.1(x)        --     Intellectual Property
Schedule 6.1(y)        --     Taxes
Schedule 6.1(z)        --     Predecessor Names
Schedule 6.1(ac)       --     Affiliate Transactions
Schedule 6.1(ae)       --     Location of Molds
Schedule 7.2(a)        --     Permitted Liens
Schedule 7.2(f)        --     Investments

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Exhibits

Exhibit A--1           --     Revolving Note
Exhibit A--2           --     Term Note
Exhibit B              --     Borrowing Base Certificate
Exhibit C              --     Notice of Borrowing
Exhibit D              --     Notice of Continuation
Exhibit E              --     Notice of Conversion
Exhibit F              --     Letter of Credit Request
Exhibit G--1           --     Borrower Security Agreement
Exhibit G--2           --     Guarantor Security Agreement
Exhibit H--1           --     Borrower Intellectual Property Security
                              Agreement
Exhibit H--2           --     Guarantor Intellectual Property Security
                              Agreement
Exhibit I--1           --     3232301 Hypothecation Agreement
Exhibit I--2           --     Safety Hypothecation Agreement
Exhibit J              --     Guaranty
Exhibit K              --     Lockbox Agreement
Exhibit L              --     Collateral Access Agreement
Exhibit M              --     Compliance Certificate
Exhibit N              --     Assignment and Assumption Agreement
Exhibit O              --     3232301 Hypothec
Exhibit P              --     Safety Canada Hypothec
Exhibit Q              --     Contribution Agreement

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         THIS CREDIT AGREEMENT is entered into as of July 30, 1997, among SAFETY
1ST, INC., a Massachusetts corporation ("Safety"), SAFETY 1ST HOME PRODUCTS CANADA INC., a Canadian federal corporation ("Safety Canada" and, together with Safety, the "Borrowers"), and each of those financial institutions identified as Lenders on Schedule 1 hereto (together with each of their successors and assigns, referred to individually as a "Lender" and collectively as the "Lenders"), BT COMMERCIAL CORPORATION, acting in the manner and to the extent described in Article IX (in such capacity, the "Agent") and Bankers Trust Company, as issuer of letters of credit (in such capacity, the "Issuing Bank").


                              W I T N E S S E T H :


         WHEREAS, the Borrowers wish to obtain a revolving credit facility and a term loan facility for general working capital purposes, to refinance existing indebtedness and to pay the costs and expenses incurred in connection with the closing of the transactions contemplated hereby; and

         WHEREAS, the Borrowers wish to obtain a letter of credit facility for their ongoing letter of credit requirements; and

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to (i) make loans and advances to the Borrowers and (ii) purchase participations in letters of credit issued by the Issuing Bank for the account of the Borrowers, and the Issuing Bank is willing to issue letters of credit for the account of the Borrowers.

         NOW, THEREFORE, the Borrowers, the Lenders, the Issuing Bank and the Agent hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. GENERAL DEFINITIONS. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acceptance Date" is defined in Section 10.8(b).

                  "Accounts" is defined in the Security Agreements.

                  "Accounts Borrowing Base" means, on any day, an amount up to 75% of the outstanding Eligible Accounts Receivable of the Borrowers on such day.

                  "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

                  "Adjusted Net Income" means, in any fiscal period, Net Income plus or minus (as the case may be) losses or gains from extraordinary items and from sales of assets, other than sales of Inventory in the ordinary course of business.

                  "Affiliate" of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a business.

                  "Agent" means BTCC as provided in the preamble to this Credit Agreement or any successor to BTCC.

                  "Agent Advance" is defined in Section 2.2.

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                  "Applicable Lending Office" means, with respect to each
         Lender, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

                  "Applicable Margin" means (a) with respect to Revolving Loans,
         (i) 1.75% per annum for Prime Rate Loans and (ii) 2.75% per annum for Eurodollar Rate Loans and (b) with respect to the Term Loan, (i) 2.00% per annum for Prime Rate Loans and (ii) 3.00% for Eurodollar Rate Loans.

                  "Asset Sale" means, for any Person, any sale, transfer or other disposition or series of sales, transfers or other dispositions (including, without limitation, by merger or consolidation or by exchange of assets and whether by casualty, loss, operation of law or otherwise) made by such Person or any of its Subsidiaries to any Person other than such Person or one of its wholly-owned Subsidiaries (or, in the case of a sale, transfer or other disposition by a Subsidiary, to any Person other than a Borrower or a direct or indirect wholly-owned Subsidiary of a Borrower) of any assets (excluding Inventory and Accounts) of such Person or any of its Subsidiaries including, without limitation, assets consisting of any capital stock or other securities held by such Person or any of its Subsidiaries (other than capital stock of such Person), and any capital stock issued by any Subsidiary of such Person.

                  "Assignment and Assumption Agreement" is defined in Section 10.8(b).

                  "Auditors" means a nationally recognized firm of independent public accountants selected by Safety and satisfactory to the Agent in its sole discretion. For purposes of this Credit Agreement, Safety's current firm of independent public accountants, Grant Thornton LLP, shall be deemed to be satisfactory to the Agent.

                  "Authorized Officer" means the Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer or Treasurer of Safety.

                  "Base Amount" is defined in Section 7.2(r).

                  "Benefit Plan" means a "defined benefit plan" as defined in
         Section 3(35) of ERISA for which the Borrowers, any Subsidiary or any ERISA Affiliate has been an "employer" as defined in Section 3(5) of ERISA within the past six years.

                  "Blocked Account Agreement" is defined in Section 7.1(q)(iv).

                  "Borrower Intellectual Property Security Agreement" means the security agreement relating to the intellectual property of the Borrowers, substantially in the form of Exhibit H-1, made by the Borrowers in favor of the Agent for the benefit of the Agent, the Issuing Bank and the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Borrower Security Agreement" means the security agreement, substantially in the form of Exhibit G-1, made by the Borrowers in favor of the Agent for the benefit of the Agent, the Issuing Bank and the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Borrowing" means a borrowing consisting of a Loan of the same Type made on the same day by the Lenders.

                  "Borrowing Base" means, on any day, an amount equal to the sum of (a) the Accounts Borrowing Base on such day and (b) the Inventory Borrowing Base on such day.

                  "Borrowing Base Certificate" is defined in Section 7.1(b)(i).

                  "BTCC" means BT Commercial Corporation, in its individual capacity.

                  "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or permitted by law to close. When used in connection with Eurodollar Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London (England, U.K.) interbank market.

                  "Capital Expenditures" means, for any period, the sum of all expenditures capitalized for financial statement purposes in accordance with GAAP (whether payable in cash or other property or accrued as liability), including any mold deposits and the capitalized portion of capital leases and that portion of Investments allocable to property, plant or equipment. Capital Expenditures shall exclude proceeds

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         of a Casualty Loss applied to the repair or replacement of the property affected by the Casualty Loss.

                  "Cash Equivalents" means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation or at least P-1 or the equivalent by Moody's Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in (i) above and entered into only with commercial banks having the qualifications described in (ii) above; (iv) commercial paper, other than commercial paper issued by a Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above and (vi) other instruments, commercial paper or investments acceptable to the Agent in its sole discretion.

                  "Casualty Loss" is defined in Section 7.1(g).

                  "Change of Control" means one or more of the following events:

                       (a) less than a majority of the members of Safety's board of directors shall be persons who either (i) were serving as directors on the Closing Date or were nominated by the Investors (as defined in the Stock Purchase Agreement) or (ii) were nominated as directors and approved by the vote of at least two-thirds of the directors who are directors referred to in clause (i) above or this clause (ii); or

                       (b) the stockholders of Safety shall approve any plan or proposal for the liquidation or dissolution of Safety; or

                       (c) a Person or group of Persons (other than Lerner and the Lerner Trust) acting in concert (other than the direct or indirect beneficial owners of the capital stock of Safety as of the Closing
         Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Borrower representing more than thirty percent (30%) of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the Board of directors of Safety; or

                       (d) Lerner shall cease to be the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of at least twenty-five percent (25%) of the combined voting power of the outstanding voting securities for the election of directors of Safety; or

                       (e) If Lerner or two of Safety's other Executive Officers shall within a period of six months cease for any reason to hold the office and have the management and policy making responsibilities which he or they hold on the date hereof, unless such officer is replaced within forty-five days of such cessation with a person or persons reasonably acceptable to the Agent.

                  "Closing Date" means the date of execution and delivery of this Credit Agreement.

                  "Code" is defined in Section 1.3.

                  "Collateral" means the Accounts, Inventory, the Collateral (as such term is defined in the Borrower Intellectual Property Security Agreement and the Guarantor Intellectual Property Security Agreement) and other property identified as security for any of the Obligations or any of the obligations under the Guaranty pursuant to the Collateral Documents.

                  "Collateral Access Agreements" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgment agreement of any warehousemen or processor in possession of Inventory, in each case substantially in the form of Exhibit L.

                  "Collateral Documents" means all contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement (including, without limitation, any agreements executed and delivered after the Closing Date pursuant to
         Section 7.1(q)), pursuant to which liens and security interests are granted to the Agent in the Collateral for the benefit of the Lenders, including without limitation, the Security Agreements, the Hypothecs and the Hypothecation Agreements and any amendments, supplements or modifications thereto.

                  "Collection Account" is defined in Section 2.13.

                  "Collections" means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts.

                  "Commitment" of any Lender means its commitment to make Revolving Loans and to participate in Letters of Credit, up to the amount set forth opposite its name on Schedule 1, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.

                  "Compliance Certificate" is defined in Section 7.1(a)(i).

                  "Components Inventory" means Inventory consisting of completed television monitors for the 48010 (TV Monitor System) that need cameras to create finished product.

                  "Concentration Account" is defined in Section 2.13.

                  "Concentration Percentage" means (a) with respect to any account debtor of a Borrower set forth on Schedule 2, the percentage set forth on Schedule 2 opposite the name of such account debtor, and
         (b) with respect to any other account debtor of a Borrower, ten percent (10%), unless otherwise agreed to in writing by the Agent.

                  "Consolidated Fixed Charge Coverage Ratio" means with respect to Safety and its Subsidiaries for any period, the ratio of (X) EBITDA for such period, to (Y) (i) scheduled principal amounts of all Indebtedness paid or payable by such Person in such period, whether or not such payments are actually made, other than payments on the Line of Credit which do not permanently reduce the Commitments, plus (ii) all interest and fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) payable by such Persons during such period whether or not such interest or fees are actually paid, plus (iii) all loans and Investments made by such Persons in or to any other Person made during such period, plus (iv) all Capital Expenditures paid or payable by such Persons during such period, plus (v) all cash dividends paid or declared by Safety during such period, regardless of whether or when such dividends are actually paid, plus (vi) cash income taxes of Safety and its Subsidiaries for such period.

                  "Consolidated Tangible Net Worth" means the consolidated assets of Safety and its Subsidiaries minus (i) their consolidated liabilities, and (ii) their intangible assets (including, without limitation, patents, trade or service marks, franchises, trade names and goodwill), all as reflected on the Financial Statements.

                  "Contingent Obligation" means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another, except endorsements in the ordinary course of business.

                  "Contribution Agreement" means the Contribution Agreement, substantially in the form of Exhibit Q, made by the Credit Parties (other than Safety) in favor of the Agent for the benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Covered Taxes" is defined in Section 4.10(a).

                  "Credit Agreement" means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Credit Documents" means this Credit Agreement, the Notes, the Guaranty, the Security Agreements, the Hypothecs, the Hypothecation Agreements, the Lockbox Agreements, the Fee Letter, the Letter of Credit Related Documents, the Contribution Agreement and each other document, agreement and instrument from time to time executed by any Credit Party and delivered to the Agent or a Lender in connection herewith (including, without limitation, those delivered after the Closing Date pursuant to Section 7.1(q)), as each may be amended, supplemented or otherwise modified from time to time.

                  "Credit Parties" means the Borrowers and the Guarantors.

                  "Default" means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

                  "Defaulting Lender" is defined in Section 2.9(a).

                  "Disbursement Accounts" means the operating account of each Borrower maintained with the Disbursement Account Bank.

                  "Disbursement Account Bank" means BT Delaware.

                  "Documentary Letter of Credit Obligations" means the sum of the aggregate undrawn amount of all documentary Letters of Credit outstanding plus the aggregate amount of all drawings under documentary Letters of Credit for which a Borrower has not reimbursed the Issuing Bank.

                  "Dollars" and the sign "$" mean freely transferable lawful money of the United States.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 1, as such Schedule may be amended from time to time.

                  "EBITDA" means, in any fiscal period, Adjusted Net Income plus, to the extent deducted in determining Adjusted Net Income, the amount of all interest expense, income tax expense, the write-off of deferred financing fees in connection with the transactions contemplated herein, depreciation and amortization, including amortization of any goodwill, deferred financing fees in connection with the transactions contemplated herein, or other intangibles, of Safety and its Subsidiaries, on a consolidated basis, for such period all determined in accordance with GAAP.

                  "Eligible Accounts Receivable" means Accounts of the Borrowers deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement. For purposes of calculating the Accounts of Safety Canada under this Credit Agreement, if any Account is denominated in a currency other than Dollars, then the face amount of such Account shall be converted into Dollars at the Rate of Exchange on the date that the Accounts are calculated. No Accounts of Safety Canada shall be included as Eligible Accounts Receivable until the Blocked Account Agreement is executed and delivered. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

                  (a) it arises out of a sale made by a Borrower to an Affiliate; or

                  (b) its payment terms are longer than 60 days from date of invoice; provided, that an aggregate amount of Accounts not to exceed $2,500,000 may have payment terms of up to 90 days from the date of invoice; or

                  (c) it remains unpaid after the earlier of (i) 60 days from the due date and (ii) 120 days from the date of invoice; or

                  (d) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more of all Accounts from such account debtor (or any Affiliate thereof) are ineligible under clause
         (c) above; or

                  (e) the Account, when aggregated with all other Accounts of such account debtor, exceeds such account debtor's Concentration Percentage in face value of all Accounts of the Borrowers then outstanding, to the extent of such excess; provided, however, that Accounts supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent, and duly pledged to the Agent (together with sufficient documentation to permit direct draws by the Agent) shall be excluded for purposes of such calculation; or

                  (f) the account debtor for the Account is a creditor of a Borrower, has or has asserted a right of setoff, has disputed its liability or made any claim with respect to the Account or any other Account which has not been resolved, to the extent of the amount owed by such Borrower to the account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

                  (g) the account debtor is (or its assets are) the subject of an Insolvency Event or, in the reasonable judgment of the Agent, likely to become subject to an Insolvency Event; or

                  (h) the sale is to an account debtor outside of the United States or Canada, unless the Account is supported by an irrevocable letter of credit in form and substance satisfactory to the Agent and assigned to and directly drawable by the Agent; or

                  (i) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

                  (j) the Agent determines in its Permitted Discretion that collection of such Account is uncertain or the Account may not be paid; or

                  (k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor, the services giving rise to such Account have not been performed and accepted by the account debtor or the Account otherwise does not represent a final sale; or

                  (l) the Account does not comply with all Requirements of Law, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

                  (m) the Agent does not have a valid and perfected first priority Lien on such Account or the Account does not otherwise conform to the representations and warranties contained in this Credit Agreement or the other Credit Documents; or

                  (n) the account debtor is the government of the United States of America, the government of Canada or any department, body, agency, authority or instrumentality thereof, unless the applicable Borrower duly and validly assigns its right to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sections 3727 et seq.), or the Financial Administration
         Act (Canada) in form and substance satisfactory to the Agent, and otherwise complies with such legislation; or

                  (o) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

                  (p) the account debtor with respect to the Account is located in New Jersey, Minnesota or any other state or jurisdiction imposing conditions on the right of a creditor to collect accounts receivable, unless the applicable Borrower has either qualified as a foreign corporation authorized to transact business in such state or jurisdiction or has filed a Notice of Business Activities Report or other appropriate report with the taxing or other designated authorities of such state or jurisdiction for the then current year.

                  "Eligible Components Inventory" means the aggregate amount of Inventory consisting of Components Inventory deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowers' current and historical accounting practice, and such amount shall be reduced by the amount of all reserves and deductions maintained by the applicable Borrower. Unless otherwise approved in writing by the Agent, an item of Components Inventory shall not be included in Eligible Components Inventory if it does not satisfy the criteria set forth in (a)-(e) of the definition of Eligible Inventory or without duplication of other amounts excluded from Eligible Inventory, is obsolete or slow moving, represents demonstration or sample inventory or does not otherwise conform to the representations and warranties contained in the Credit Documents.

                  "Eligible Inventory" means the aggregate amount of Inventory consisting of finished goods (not including Components Inventory) deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowers' current and historical accounting practice, and such amount shall be reduced by the amount of all reserves and deductions maintained by the applicable Borrower. Unless otherwise approved in writing by the Agent, an item of Inventory shall not be included in Eligible Inventory if:

                  (a) it is not owned solely by a Borrower or a Borrower does not have good, valid and marketable title thereto; or

                  (b) it is not located in the United States or the Province of Quebec, Canada; or

                  (c) it is not located on property owned or leased by a Borrower or in a contract warehouse, subject to a Collateral Access Agreement executed by the mortgagee, lessor or the contract warehousemen, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

                  (d) it is not subject to a valid and perfected first priority Lien in favor of the Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

                  (e) it consists of defective goods returned or rejected by a Borrower's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

                  (f) without duplication of other amounts excluded from Eligible Inventory, it is not first-quality finished goods, is obsolete or slow moving, represents demonstration or sample inventory, or does not otherwise conform to the representations and warranties contained in the Credit Documents.

                  "Environmental Laws" means all federal, state, provincial and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directories, orders or interpretations applicable to the business or property of Safety or any of its Subsidiaries relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

                  "Equipment" is defined in the Security Agreements.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                  "ERISA Affiliate" means any entity required to be aggregated with Safety or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 1, as such Schedule may be amended from time to time (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrowers and the Agent.

                  "Eurodollar Rate" means, with respect to the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the Eurodollar market by Bankers Trust Company for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 a.m. (New York City time) two (2) Business Days prior to the commencement of such Interest Period.

                  "Eurodollar Rate Loan" means a Loan that bears interest as provided in Section 4.2.

                  "Event of Default" is defined in Section 8.1.

                  "Excess Cash Flow" means with respect to any period of Safety, EBITDA for such period minus the sum without duplication of (i) cash interest expense of Safety and its Subsidiaries for such period, (ii) cash income taxes of Safety and its Subsidiaries for such period, (iii) all Capital Expenditures of Safety and its Subsidiaries made during such period, (iv) all cash dividends declared by Safety during such period, regardless of when such dividends are actually paid, (v) all scheduled principal payments on Indebtedness of

         Safety or its Subsidiaries other than payments on the Line of Credit which do not permanently reduce the Commitments and other than payments on account of the Existing Indebtedness paid on the Closing Date and
         (vi) all Investments made by Safety and its Subsidiaries during such period.

                  "Executive Officers" means Lerner, Richard Wenz, Michael Bernstein and Richard Caturano.

                  "Existing Indebtedness" means the Indebtedness of Safety and its Subsidiaries existing on the date of the initial Loan hereunder as set forth on Schedule 3.

                  "Existing Loan Facility" means the First Amended and Restated Loan Agreement, dated as of January 31, 1997, among Safety, the lenders parties thereto and Goldman Sachs Credit Partners L.P., as agent, and all other agreements, documents and instruments executed and delivered by Safety or any of its Subsidiaries in connection therewith, each as amended, supplemented or otherwise modified from time to time.

                  "Expenses" means all costs and expenses of the Agent incurred in connection with the Credit Documents and the transactions contemplated therein, including, without limitation, (i) the costs of conducting record searches, examining collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), and other costs of administration and enforcement of the rights of the Lenders under the Credit Documents, (ii) the reasonable fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals), accountants, appraisers and other consultants, experts or advisors retained by the Agent, (iii) reasonable fees and expenses incurred in connection with the assignments of or sales of participations in the Loans, (iv) fees and taxes in connection with the filing of financing statements, (v) the costs of preparing and recording Collateral Documents, releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents and (vi) all other fees and expenses set forth in the Fee Letter.

                  "Expiration Date" means the earlier of the date occurring five years from the Closing Date and the date of termination of the Commitments pursuant to the terms hereof.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

                  "Fee Letter" means the letter agreement dated as of the date hereof between BT Commercial Corporation and the Borrowers.

                  "Fees" means, collectively, the Unused Line Fee, Letter of Credit Fees, the Issuing Bank Fees and the fees provided for in the Fee Letter.

                  "Financial Covenants" means the covenants set forth in Sections 7.2(r) through (v).

                  "Financial Statements" means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of Safety and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

                  "Foreign Lender" means any Lender organized under the laws of a jurisdiction outside of the United States.

                  "Foreign Subsidiary" means any Person (i) that is a "controlled foreign corporation," as defined in Section 957(a) of the Internal Revenue Code and (ii) of which Safety or any of its Subsidiaries is a "United States shareholder," as defined in Section 951(b) of the Internal Revenue Code.

                  "Funding Bank" is defined in Section 4.9.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governing Documents" means, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantors" means Safety 1st International, Inc., Safety 1st (Europe) Limited, 3232301 and any other Person who from time to time guarantees any or all of the Obligations.

                  "Guarantor Intellectual Property Security Agreement" means the security agreement relating to the intellectual property of the Guarantor, substantially in the form of Exhibit H-2, made by the Guarantors in favor of the Agent for the benefit of the Agent, the Issuing Bank and the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Guarantor Security Agreement" means the security agreement, substantially in the form of Exhibit G-2, made by the Guarantors in favor of the Agent for the benefit of the Agent, the Issuing Bank and the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Guaranty" means the Guaranty, substantially in the form of Exhibit J, made by the Guarantors in favor of the Agent for the benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Hazardous Materials" means any and all pollutants and contaminants and any and all toxic, caustic, radioactive or hazardous materials, substances or wastes that are regulated under any Environmental Laws, including without limitation, petroleum, its derivatives and by-products and any other hydrocarbons.

                  "Highest Lawful Rate" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

                  "Hypothec" means the collective reference to the Safety Canada Hypothec and the 3232301 Hypothec.

                  "Hypothecation Agreements" means the collective reference to the Safety Hypothecation Agreement and the 3232301 Hypothecation Agreement.

                  "Indebtedness" of any Person means (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices of the Credit Party), whether on open account or evidenced by a note, bond, debenture or similar instrument, (b) obligations under capital leases computed in accordance with GAAP, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, (d) liabilities, as determined by the Agent in its reasonable judgment, under any Interest Rate Agreement, (e) Contingent Obligations and (f) obligations secured by any Lien on that Person's property, even if that Person has not assumed such obligations.

                  "Indemnified Party" is defined in Section 10.10(a).

                  "Insolvency Event" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (b) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (c) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (d) such

         Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (e) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or the appointment of a receiver, trustee, custodian or liquidator or shall become subject to any writ, judgment, warrant of attachment, execution or similar process or (f) such Person shall take any action to authorize any of the foregoing.

                  "Interest Period" means for any Eurodollar Rate Loan the period commencing on the date of such Borrowing and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as a Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided, however, that a Borrower may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

                  "Interest Rate Agreement" means any interest rate protection or hedge agreement, including, without limitation, any interest rate future, option, swap and cap agreement, in form and substance acceptable to the Agent.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, any amendments thereto, and any successor statute thereto and regulations and guidance promulgated thereunder.

                  "Internal Revenue Service" or "IRS" means the United States Internal Revenue Service and any successor agency.

                  "Inventory" is defined in the Security Agreements.

                  "Inventory Borrowing Base" means, on any day, the lesser of
         (a) $10,000,000 and (b) an amount up to 60% of the value of the Eligible Inventory of the Borrowers on such day and, through December 31, 1997, an amount up to 40% of the value of the Eligible Components Inventory of the Borrowers on such day.

                  "Investment" means all expenditures made and all liabilities incurred (including Contingent Obligations) for or in connection with the acquisition of stock or Indebtedness of a Person, loans, advances, capital contributions or transfers of property to a Person, or acquisition of all or substantially all the assets of a Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount outstanding unless such guaranty is a limited guaranty, in which case it shall be valued at not less than the maximum principal amount guaranteed; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in market value shall not be deducted unless such decreases are computed in accordance with GAAP.

                  "Issuing Bank Fees" is defined in Section 4.4(b).

                  "Lender" is defined in the preamble to this Credit Agreement.

                  "Lender Advance" is defined in Section 2.2.

                  "Lerner" means Michael Lerner, an individual residing at 220 Boylston Street, Boston, Massachusetts 02116.

                  "Lerner Trust" means Lerner Collateral Trust, a Delaware business trust of which Lerner is the sole beneficiary.

                  "Letter of Credit Agreement" is defined in Section 3.4.

                  "Letter of Credit Fees" is defined in Section 4.4(a).

                  "Letter of Credit Obligations" means the sum of the Documentary Letter of Credit Obligations and the Standby Letter of Credit Obligations.

                  "Letter of Credit Related Documents" is defined in Section
         3.8.

                  "Letter of Credit Request" is defined in Section 3.4.

                  "Letters of Credit" means all standby and documentary letters of credit issued for the account of a Borrower pursuant to Article III of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

                  "Lien(s)" means any lien, claim, charge, pledge, security interest, assignment, legal cause of preference, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

                  "Line of Credit" means the aggregate revolving line of credit extended by the Lenders to the Borrowers for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in the amount of $27,500,000 as such revolving line of credit may be reduced from time to time in accordance with Section 2.10.

                  "Loan Account" is defined in Section 2.11.

                  "Loans" means the Revolving Loans and the Term Loan made from time to time hereunder.

                  "Lockbox Agreements" is defined in Section 2.13.

                  "Lockbox Banks" is defined in Section 2.13.

                  "Lockboxes" is defined in Section 2.13.

                  "Majority Lenders" means those Lenders owed or holding in the aggregate more than 50% of the total Commitments or if the Commitments are terminated, more than 50% of the Loans and Letter of Credit Obligations then outstanding; provided, that if there are at least two Lenders and BTCC holds more than 50% of the total Commitments, Majority Lenders means BTCC and one other Lender.

                  "Material Adverse Effect" means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of either Borrower individually or Safety and its Subsidiaries, taken as a whole, (ii) the material impairment of the ability of either Borrower individually or Safety and its

         Subsidiaries, taken as a whole, to perform its obligations under the Credit Documents to which it is a party or of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect on the value of the Collateral or the amount which the Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, in either of the events described in this clause (iii) having a value in excess of $250,000.

                  "Material Contract" means any contract or other arrangement to which Safety or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

                  "Mold" means a mold used in connection with the manufacture of the Borrowers' inventory which accounts for at least five percent (5%) of the Borrowers' gross sales.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which Safety, any of its Subsidiaries or any ERISA Affiliate has contributed within the past six years or with respect to which Safety or any of its Subsidiaries may incur any liability.

                  "Net Cash Proceeds" means, with respect to any Asset Sale, any issuance of any equity securities by a Credit Party or any incurrence of Indebtedness by a Credit Party (other than Indebtedness permitted under Section 7.2(b)), the aggregate amount of cash received from time to time by or on behalf of such Credit Party in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of income taxes reasonably estimated to be actually payable in connection with or as a result of such transaction within one year of such transaction, and (c) in the case of any Asset Sale, the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition.

                  "Net Income" means, for any period, the net income of Safety and its Subsidiaries on a consolidated basis, as reflected on the Financial Statements for such period.

                  "Notes" means the Revolving Notes and the Term Notes.

                  "Notice of Borrowing" is defined in Section 2.2(a).

                  "Notice of Continuation" is defined in Section 4.8(a).

                  "Notice of Conversion" is defined in Section 4.8(b).

                  "Obligations" means the unpaid principal and interest hereunder (including interest accruing on or after the occurrence of an Insolvency Event, whether or not an allowed claim), reimbursement obligations under Letters of Credit, Fees, Expenses and all other obligations and liabilities of the Borrowers to the Agent, the Issuing Bank or to the Lenders under this Credit Agreement, the Notes, or any other Credit Document.

                  "Other Taxes" is defined in Section 4.10(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                  "Pending Borrowings" means prospective Borrowings for which a Notice of Borrowing has been delivered but for which Revolving Loans have not been advanced.

                  "Permitted Discretion" means the Agent's good faith judgment based upon any factor which the Agent believes in good faith: (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Agent's Liens thereon or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving Safety or any of its Subsidiaries or any of the Collateral, or (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (A) the financial and business climate of the Borrowers' industry and general macroeconomic conditions, (B) changes in collection history and dilution with respect to the Accounts, (C) changes in demand for, and pricing of, Inventory, (D) changes in any concentration of risk with respect to Accounts or Inventory, and (E) any other factors that change the credit risk of lending to the Borrowers on the security of the Accounts or Inventory. The burden of establishing lack of good faith shall be on the Borrowers.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing: (a) Liens for taxes, assessments and governmental charges not yet due and payable or which are being diligently contested in good faith by Safety or one of its Subsidiaries by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by Safety or one of its Subsidiaries for the payment of the same; (b) so long as the Agent has been notified of the same, Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue and, in any case, where the property subject thereto is not material to the operations of the Person whose assets are subject to such Lien or which are being diligently contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Person whose property is subject to such easement, right of way or encumbrance.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited or unlimited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

                  "Plan" means any employee benefit plan, program or arrangement maintained or contributed to by Safety or any of its Subsidiaries, or with respect to which any of them may incur liability.

                  "Prime Lending Rate" means the rate which Bankers Trust Company announces as its prime lending rate from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company and each of the Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

                  "Prime Rate Loan" means a Loan that bears interest as provided in Section 4.1.

                  "Prohibited Transaction" is defined in Section 6.1(r)(v).

                  "Proportionate Share" of a Lender means a fraction, expressed as a decimal, obtained by dividing its Commitment by the total Commitments of all the Lenders or, if the Commitments are terminated, by dividing its then outstanding Revolving Loans and/or Letter of Credit participations by the aggregate Revolving Loans and/or Letter of Credit Obligations then outstanding.

                  "Purchase Money Liens" is defined in Section 7.2(b)(v).

                  "Rate of Exchange" means the rate at which the Agent is able on the relevant date to purchase Dollars with other currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

                  "Reduced Rate" is defined in Section 4.10(e), relating to backup withholding tax.

                  "Register" is defined in Section 10.8(c).

                  "Reportable Event" means any of the events described in
         Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the 30-day notice requirement to the PBGC has been waived.

                  "Requirement of Law" means (a) the Governing Documents of a Person, (b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority, or (c) any governmental franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

                  "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by
         Section 601 of ERISA.

                  "Revolving Loans" is defined in Section 2.1(a).

                  "Revolving Note" means a promissory note of the Borrowers payable to the order of any Lender, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Safety Canada Hypothec" means the Movable Hypothec, substantially in the form of Exhibit P, made by Safety Canada in favor of the Agent for the benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Safety Canada Trade Payable" means amounts owed from Safety Canada to Safety on account of goods sold and delivered or services rendered.

                  "Safety Europe" means Safety 1st (Europe) Limited, a limited liability company organized under the laws of the United Kingdom.

                  "Safety Hypothecation Agreement" means the Hypothecation Agreement, substantially in the form of Exhibit I-2, made by Safety in favor of the Agent for the ratable benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Security Agreements" means the Borrower Security Agreement, the Borrower Intellectual Property Security Agreement, the Guarantor Security Agreement and the Guarantor Intellectual Property Security Agreement.

                  "Settlement Date" is defined in Section 2.6(a).

                  "Standby Letter of Credit Obligations" means the sum of the aggregate undrawn amount of all standby Letters of Credit outstanding plus the aggregate amount of all drawings under standby Letters of Credit for which a Borrower has not reimbursed the Issuing Bank.

                  "Stock Purchase Agreement" means the Stock and Warrant Purchase Agreement dated as of even date herewith among Safety and the Investors named therein, as amended, supplemented or otherwise modified from time to time.

                  "Subsidiary" means as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation or other entity. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Safety.

                  "Syndication Date" means the earlier of (i) the date that is ninety (90) days after the Closing Date and (ii) the date on which the Agent notifies Safety of the completion of the primary syndication of the Loans under this Credit Agreement, as determined by the Agent in its sole discretion, which notice shall be promptly given.

                  "Taxes" is defined in Section 4.10(a).

                  "Tax Transferee" is defined in Section 4.10(a).

                  "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of Safety, any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan;
         (v) any event or condition (a) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Safety, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

                  "Term Loan" is defined in Section 2.7.

                  "Term Note" means a promissory note of the Borrowers payable to the order of any Lender, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

                  "3232301" means 3232301 Canada Inc., a Canadian federal corporation, and its successors and permitted assigns.

                  "3232301 Hypothec" means the Movable Hypothec, substantially in the form of Exhibit O, made by 3232301 in favor of the Agent for the ratable benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "3232301 Hypothecation Agreement" means the Hypothecation Agreement, substantially in the form of I-2, made by 3232301 in favor of the Agent for the ratable benefit of the Lenders, as amended, supplemented or otherwise modified from time to time.

                  "Type" means, with respect to any Loan, whether such Loan is a Eurodollar Rate Loan or a Prime Rate Loan.

                  "Unused Availability" means, at any time of determination, the excess of (x) the lesser of the Borrowing Base or the Line of Credit over (y) the sum of the unpaid principal amount of the Revolving Loans outstanding and the Letter of Credit Obligations.

                  "Unused Line Fee" is defined in Section 4.5.


         SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms used in this Credit Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with Section 7.2(r) through (v) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how each Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. References to a fiscal period ending on a particular date shall mean the fiscal period ending on or about such date.

         SECTION 1.3. OTHER TERMS; HEADINGS. Terms used herein that are defined in the Uniform Commercial Code, from time to time, in effect in the State of New York (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Credit Agreement as a whole. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured (to the extent capable of being cured) or waived in accordance with Section 10.11 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Credit Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Credit Agreement.

         SECTION 1.4. COMPUTATION OF TIME PERIODS. In this Credit Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."


                                   ARTICLE II

                                      LOANS


         SECTION 2.1. REVOLVING CREDIT COMMITMENTS.

                  (a) Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to the Expiration Date, each Lender severally agrees to make loans and advances to Safety ("Revolving Loans") in an outstanding amount not to exceed at any time its Proportionate Share of the lesser of (x) the total Commitments and (y) the Borrowing Base, minus, in each case, the then outstanding Letter of Credit Obligations, the Pending Borrowings and the Borrower's exposure (as determined by the Agent) under any Interest Rate Agreements entered into in accordance with Section 7.2(b)(vii).

                  (b) The Agent, at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii) reduce the advance rates provided for in the definition of Accounts Borrowing Base and Inventory Borrowing Base, or restore such advance rates to any level equal to or below the advance rates in effect as of the date of this Credit Agreement, (iii) increase advance rates provided for in the definition of Accounts Borrowing Base up to a maximum of 85% of Eligible Accounts Receivable based on evidence of lower dilution levels of the Accounts of the Borrowers, and (iv) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of Eligible Accounts Receivable and Eligible Inventory. The Agent may, but shall not be obligated to, rely on each Borrowing Base Certificate and any other schedules or reports in determining the eligibility of Accounts and Inventory.

         SECTION 2.2. BORROWING OF REVOLVING LOANS. It is contemplated that Revolving Loans will be made available to Safety directly by the Lenders ("Lender Advances") and, in the circumstances described in Section 2.2(b), from the Agent acting on behalf of the Lenders ("Agent Advances"). The Revolving Loans made by each Lender shall be evidenced by Revolving Notes payable to the order of each Lender, with appropriate insertions as to the date and principal amount.

                  (a) Lender Advances of Revolving Loans. Subject to the determination by the Agent and the Lenders that the conditions for borrowing contained in Section 5.2 are satisfied, upon notice from Safety to the Agent, substantially in the form of Exhibit C ("Notice of Borrowing") received by the Agent before 12:00 noon (New York City time) on a Business Day, Lender Advances of Revolving Loans shall be made to the extent of each Lender's Proportionate Share of the requested borrowing. The Notice of Borrowing shall specify whether the requested Borrowing is of Prime Rate Loans or Eurodollar Rate Loans.

                  (b) Agent Advances of Revolving Loans. The Agent is authorized by the Lenders, but is not obligated, to make Agent Advances (i) upon a Notice of Borrowing received by the Agent before 2:00 p.m. (New York City time) on a Business Day, or (ii) upon advice received by the Agent on a Business Day from the Disbursement Account Bank of the face amount of checks drawn on the Disbursement Account, which have been or will be presented for payment on that day, minus the amount of funds then available in the Disbursement Account. All Agent Advances shall be Prime Rate Loans. Agent Advances will not at any time exceed the amount available for borrowing under Section 2.1(a). Agent Advances will be subject to periodic settlement with the Lenders under Section 2.6. Agent Advances may be made only in the following circumstances:

                  (i) For administrative convenience, the Agent may, but is not obligated to, make Agent Advances in reliance upon Safety's actual or deemed representations under Section 5.2 that the conditions for borrowing are satisfied.

                  (ii) If the conditions for borrowing under Section 5.2 cannot be fulfilled, Safety shall in its Notice of Borrowing or otherwise give immediate notice thereof to the Agent, with a copy to each of the Lenders, and the Agent may, but is not obligated to, continue to make Agent Advances for twenty (20) Business Days from the date the Agent first receives such notice, or until sooner instructed by the Majority Lenders to cease.

         SECTION 2.3. DISBURSEMENT OF REVOLVING LOANS. The proceeds of Revolving Loans shall be transmitted by the Agent (x) upon advice received by the Agent from the Disbursement Account Bank, as described in Section 2.2(b), directly to the Disbursement Account, (y) in the circumstances described in Section 3.5, directly to the Issuing Bank and (z) in all other circumstances, as requested by Safety in its Notice of Borrowing.

         SECTION 2.4. NOTICES OF BORROWING. Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly confirmed in writing, substantially in the form of Exhibit C. Safety shall specify in each Notice of Borrowing whether the conditions for the requested borrowing are satisfied. Safety may request one or more borrowings of Prime Rate Loans by Notice of Borrowing given not later than 12:00 noon (New York City time) on the same Business Day as the proposed Borrowing. Notice of Borrowing for Eurodollar Rate Loans shall be given not later than 2:00 p.m. (New York City time) on the third Business Day prior to the proposed Borrowing. Each Notice of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and, if such Borrowing is to consist of Eurodollar Rate Loans, shall be in an aggregate amount for all Lenders of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof. The right of Safety to choose Eurodollar Rate Loans is subject to the provisions of Section 4.8. Once given, a Notice of Borrowing is irrevocable by and binding on Safety. Safety shall provide to the Agent a list, with specimen signatures, of officers authorized to request Revolving Loans and Letters of Credit. The Agent is entitled to rely upon such list until it is replaced by Safety.

         SECTION 2.5. SAME DAY SETTLEMENT OF LENDER ADVANCES. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing that requests Lender Advances of Revolving Loans. No later than 2:00 p.m. (New York City time) on the date of receipt of the Notice of Borrowing, each Lender shall make available to the Agent at the Agent's address such Lender's Proportionate Share of such borrowing in immediately available funds. Unless the Agent receives contrary written notice prior to the date of any such borrowing of Revolving Loans, it is entitled to assume that each Lender will make available its Proportionate Share of the borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of such Lender.

         SECTION 2.6. PERIODIC SETTLEMENT OF AGENT ADVANCES.

                  (a) The Settlement Date. The amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Agent Advances) and repayments received by the Agent as of 5:00 p.m. (New York City time) on the last Business Day of the period specified by the Agent (such date, the "Settlement Date").

                  (b) Summary Statements; Settlements of Principal. The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Agent Advances) for the period and the amount of repayments received for the period. As reflected on the summary statement: (i) the Agent shall transfer to each Lender its Proportionate Share of repayments; and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 12:00 Noon (New York City time) on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m. (New York City time) that day; and, if received after 12:00 Noon (New York City time), then no later than 2:00 p.m. (New York City time) on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.

                  (c) Distribution of Interest and Unused Line Fees. Interest on the Revolving Loans (including Agent Advances), together with the amount of the Unused Line Fee, shall be allocated by the Agent to each Lender in accordance with the Proportionate Share of Revolving Loans actually advanced by and repaid to each Lender, and shall accrue from and including the date such Revolving Loans are so advanced and to but excluding the date such Revolving Loans are either repaid by a Borrower or actually settled under this Section. After the end of each month, the Agent shall, upon receipt from a Borrower, distribute to each Lender its Proportionate Share of the interest and Unused Line Fee accrued during such month. The Agent shall, upon receipt from a Borrower, distribute interest on Eurodollar Rate Loans promptly after it is received from a Borrower.

         SECTION 2.7. TERM LOAN.

                  (a) Upon the request of Safety to the Agent, each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make a term loan (the "Term Loan") to Safety on the Closing Date in an aggregate principal amount equal to such Lender's Proportionate Share of $12,500,000.

                  (b) The Term Loan made by each Lender shall be evidenced by Term Notes payable to the order of each Lender, with appropriate insertions as to the date and principal amount. The principal amount of each Term Loan shall be payable in twenty (20) consecutive equal quarterly installments, the first nineteen (19) installments of which shall be payable on the first Business Day of each calendar quarter, commencing with October 1, 1997, and the last installment of which shall be payable on the Expiration Date, whereupon the entire outstanding principal balance thereof and all accrued and unpaid interest thereon shall be payable in full. Amounts paid on account of the Term Loan may not be reborrowed.

         SECTION 2.8. SHARING OF PAYMENTS. If any Lender shall obtain any payment pursuant to the terms of this Credit Agreement (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it or its participation in Letters of Credit in excess of its Proportionate Share of payments on account of the Loans or Letters of Credit obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered, and provided, further that this Section shall not apply with respect to any fees which are intended to be for the benefit of less than all of the Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.8 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. Notwithstanding anything contained herein to the contrary, the sharing provisions of this Section 2.8 shall not apply to any payments received by any Lender from or on behalf of a Borrower or the Agent that is not made pursuant to the express terms and provisions of this Credit Agreement.

         SECTION 2.9. DEFAULTING LENDERS.

                  (a) A Lender who fails to pay the Agent its Proportionate Share of any Loans (including Agent Advances) made available to a Borrower by the Agent on such Lender's behalf, or who fails to pay any other amount owing by it to the Agent, is a defaulting lender ("Defaulting Lender"). The Agent may recover all such amounts owing by a Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrowers and the Borrowers shall jointly and severally pay such amounts within five (5) Business Days. In addition, the Defaulting Lender or the Borrowers shall jointly and severally pay the Agent interest on such amount for each day from the date it was made available by the Agent to Safety to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds Rate, if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under Section 4.1, if paid by the Borrower; plus, in each case, the Expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations.

                  (b) The failure of any Lender to fund its Proportionate Share of any Loan (including Agent Advances) shall not relieve any other Lender of its obligation to fund its Proportionate Share of such Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender's Proportionate Share of a Loan.

                  (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.

Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to Safety the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). This Section shall remain effective with respect to such Lender until (x) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (y) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by a Borrower of its duties and obligations hereunder.

         SECTION 2.10. MANDATORY PAYMENT; MANDATORY REDUCTION OF THE
COMMITMENTS.

                  (a) The aggregate balance of Revolving Loans and all Letter of Credit Obligations outstanding at any time in excess of the lesser of (i) the Borrowing Base then in effect and (ii) the Line of Credit shall be immediately due and payable without the necessity of any demand.

                  (b) On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated. The obligation of each Lender to make its Proportionate Share of the Term Loan shall expire on the Closing Date, after giving effect to the Term Loan borrowed on such date.

                  (c) The Borrower may reduce or terminate the Commitments on a pro rata basis at any time and from time to time in whole or in part; provided, however, that each such reduction must be in an aggregate amount for all Lenders of not less than $1,000,000 (and in increments of $1,000,000 thereafter). If the Borrower seeks to reduce the Commitments to an aggregate amount of less than $5,000,000, then the Commitments shall be reduced to zero. Once reduced, no portion of the Commitments may be reinstated.

                  (d) If any Credit Party shall receive any proceeds from the consummation of any Asset Sales or the issuance of any equity securities (other than proceeds of the preferred stock and warrants acquired by the Investors under (and as defined in) the Stock Purchase Agreement) 100% of the Net Cash Proceeds received therefrom shall be immediately paid to the Agent to be applied toward the prepayment of the Term Loan and, after the Term Loan is repaid in full, in payment of the Revolving Loans as set forth in Section 2.10(f).

                  (e) If, for the six month period ended December 31, 1997 or any fiscal year ending thereafter, there shall be Excess Cash Flow for such period or fiscal year, 75% of such Excess Cash Flow shall be applied toward prepayment of the Term Loan as set forth in subsection 2.10(f). Each such prepayment or reduction shall be made on or before the date on which the financial statements referred to in Section 7.1(a)(i) in respect of such fiscal year are delivered, but in no event later than the date by which such statements are required to be delivered pursuant to such Section.

                  (f) Prepayments made pursuant to Section 2.10(e) shall be applied by the Credit Parties to the prepayment of the Term Loan. Prepayments made pursuant to Section 2.10(d) shall be applied by the Credit Parties first, to the prepayment of the Term Loan and, second, to repay the Revolving Loans, which amounts may be reborrowed, subject to the terms and conditions contained herein. Any reduction of the Line of Credit or the Commitment, shall reduce the Commitment of each Lender proportionately by its Proportionate Share of the amount of such reduction. Prepayments of the Term Loan pursuant to this Section
2.10 shall be ratable and applied to the remaining installments of the Term Loan in the inverse order of their scheduled maturities. Amounts prepaid on account of the Term Loan may not be reborrowed.

                  (g) Notwithstanding anything to the contrary contained in
Section 2.10(d), if at any time any Credit Party shall receive any Net Cash Proceeds in excess of $250,000 from any casualty or loss of any assets, such proceeds shall be promptly deposited with the Agent who shall hold such proceeds in a cash collateral account satisfactory to the Agent. From time to time upon request, the Agent will release such proceeds to such Credit Party, as necessary, to pay for replacement or rebuilding of the assets subject to such casualty or loss. If such assets are not replaced or rebuilt within 120 days following the date of the Credit Party's receipt of the proceeds of the loss or casualty or if Safety fails to notify the Agent in writing on or before 45 days after the Credit Party's receipt of the proceeds of such casualty or loss that the Credit Party shall commence the replacement or rebuilding of such asset, then, in either case, the Agent may apply any amounts in the cash collateral account toward the prepayment of the Term Loan or reduction of the Line of Credit in accordance with Section 2.10(f).

                  SECTION 2.11. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF ACCOUNT. The Agent shall maintain an account on its books in the name of Safety (the "Loan Account") in which Safety will be charged with all loans and advances made by the Lenders to Safety or for Safety's account, including the Loans, the Letter of Credit Obligations, the Fees, the Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Agent from the Borrowers or for the Borrowers' account, including, as set forth in Section 2.13, all amounts received in the Concentration Account from any Lockbox Bank. The Agent shall send the Borrowers a monthly statement reflecting the activity in the Loan Account. Absent manifest error, each monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrowers.

                  SECTION 2.12. PAYMENT PROCEDURES. The Borrowers hereby authorize the Agent to charge the Loan Account with the amount of all interest, Fees and Expenses and other payments to be made hereunder and under the other Credit Documents. The Borrowers' obligations to the Agent and the Lenders with respect to such payments shall be discharged by the Agent charging the Loan Account as provided herein.

                  SECTION 2.13. COLLECTION OF ACCOUNTS. Subject to Section 7.1(q)(iv), Safety and Safety Canada shall at all times maintain lockboxes (the "Lockboxes") and shall instruct all account debtors on their respective Accounts to remit all Collections to their respective Lockboxes. Each Borrower, the Agent and financial institutions selected by such Borrower and acceptable to the Agent (the "Lockbox Banks") shall enter into separate agreements, substantially in the form of Exhibit K (the "Lockbox Agreements"), which among other things shall provide for the opening of an account for the deposit of Collections (a "Collection Account") at a Lockbox Bank. All Collections and other amounts received by a Borrower from any account debtor, in addition to all other cash received from any other source, shall upon receipt be deposited into a Collection Account. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all available amounts held in each Collection Account shall be wired each Business Day into an account (the "Concentration Account") maintained by the Agent at Bankers Trust Company.

                  SECTION 2.14. APPLICATION OF PAYMENTS. All amounts received in the Concentration Account from the Lockbox Banks shall be credited to the Loan Account. All amounts received by the Agent from the Lockbox Banks, from liquidation of Collateral or otherwise, shall be applied in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including Agent Advances and any other amounts advanced by the Agent on behalf of the Lenders; second, to the payment of any Fees, Expenses or other Obligations due and payable to the Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; fourth, to the ratable payment of interest due on the Loans; fifth, to the ratable payment of principal due on the Term Loan (to be applied to the installments thereof in the inverse order of maturity); sixth, to the ratable payment of principal due on the Revolving Loans; seventh, to cash collateralize Letters of Credit in accordance with the provisions of Section 8.2(c); and eighth, to the ratable payment of any then due and owing obligations arising under any Interest Rate Agreement entered into by the Borrower in accordance with Section 7.2(b)(vii).


                                   ARTICLE III

                                LETTERS OF CREDIT


                  SECTION 3.1. ISSUANCE OF LETTERS OF CREDIT. Subject to the terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrowers set forth herein, the Issuing Bank shall issue Letters of Credit hereunder at the request of Safety and for its account, as more specifically described below. The Issuing Bank shall not be obligated to issue any Letter of Credit for the account of Safety on or after the Expiration Date or if at the time of such requested issuance:

                           (a)     The face amount of such requested Letter of
Credit when added to the Letter of Credit Obligations then outstanding, would cause the Letter of Credit Obligations to exceed (i) $2,000,000 or (ii) when added to the aggregate amount of Revolving Loans and all Letter of Credit Obligations then outstanding would cause the sum of the Revolving Loans and Letter of Credit Obligations to exceed the lesser of (x) the Line of Credit and
(y) the Borrowing Base then in effect;

                           (b)      Any order, judgment or decree of any
Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect as of the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank as of the Closing Date and which the Issuing Bank deems in good faith to be material to it; or

                           (c) A default of any Lender's obligations to fund
under Section 3.6 exists, or such Lender is a Defaulting Lender, unless the Agent and the Issuing Bank have entered into satisfactory arrangements with the Borrowers to eliminate the Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of the Letter of Credit Obligations.

                  SECTION 3.2. TERMS OF LETTERS OF CREDIT. The Letters of Credit shall be in a form customarily used by the Issuing Bank or in such other form as has been approved by the Issuing Bank. At the time of issuance, the amount and the terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and Safety. In no event may the term of any standby Letter of Credit issued hereunder exceed 360 days (except that such Letters of Credit may provide for annual renewal) and all Letters of Credit issued hereunder shall expire no later than the date that is five (5) Business Days prior to the Expiration Date. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall not be renewable on or after the Expiration Date and it shall expire no later than the date that is five (5) Business Days prior to the Expiration Date. Notwithstanding the foregoing, a Letter of Credit may have an expiry date subsequent to the Expiration Date if such Letter of Credit contains such terms and conditions as are satisfactory to the Agent and the Lenders.

                  SECTION 3.3. LENDERS' PARTICIPATION. Immediately upon issuance or amendment by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.1 and 3.2, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Proportionate Share (based upon its Commitment) of the liability with respect to such Letter of Credit (including, without limitation, all obligations of the Borrowers with respect thereto, other than amounts owing to the Issuing Bank consisting of Issuing Bank Fees) and any security therefor or guaranty pertaining thereto.

                  SECTION 3.4. NOTICE OF ISSUANCE. (i) Whenever Safety desires the issuance of a Letter of Credit, Safety shall deliver to the Agent a written notice no later than 12:00 noon New York City time at least five (5) Business Days (or such shorter period as may be agreed to by the Issuing Bank) in advance of the proposed date of issuance of a letter of credit request in substantially the form attached as Exhibit F (a "Letter of Credit Request") accompanied by such application and agreement for letter of credit (a "Letter of Credit Agreement") as the Issuing Bank may specify to Safety in connection with such requested Letter of Credit. The transmittal by Safety of each Letter of Credit Request shall be deemed to be a representation and warranty by Safety that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of Section 3.1 and 3.2. Prior to the date of issuance of each Letter of Credit, Safety shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which if presented by such beneficiary on or prior to the expiration date of the Letter of Credit would require the Issuing Bank to make payment under the Letter of Credit. The Issuing Bank, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day (under the laws of the jurisdiction of the Issuing Bank) after the date on which such draft is presented. A Letter of Credit Request may be given in writing or electronically and, if requested by the Agent, with prompt confirmation in writing. Any electronic Letter of Credit Request shall be deemed to have been prepared by, or under the supervision of the chief financial officer of Safety. The Agent shall promptly provide the aforementioned Letter of Credit Request, document description and proposed text of certification to the Issuing Bank.

                  SECTION 3.5. PAYMENT OF AMOUNT DRAWN UNDER LETTERS OF CREDIT. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall notify the Agent, which shall notify the Borrowers of such request, not later than 11:00 a.m. (New York City time) on the Business Day immediately prior to the date on which the Issuing Bank intends to honor such drawing. The Borrowers shall give notice to be received by the Agent and the Issuing Bank not later than 1:00 p.m. (New York City time) on such Business Day if they intend to reimburse the Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans. Such notice from the Borrowers shall be irrevocable and, if given, the Borrowers shall jointly and severally reimburse the Issuing Bank not later than the close of business (New York City time) on the day on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. If the Agent shall not have timely received such notice (i) the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Agent to make Revolving Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the applicable conditions specified in Article V and the other terms and conditions of Borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing or payment. If for any reason, proceeds of Revolving Loans are not received by the Issuing Bank on such date in an amount equal to the amount of such drawing, the Borrowers shall jointly and severally be obligated to and shall reimburse the Issuing Bank, on the Business Day (under the laws of the jurisdiction of the Issuing Bank) immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1 for Revolving Loans.

                  SECTION 3.6. PAYMENT BY LENDERS. In the event that the Borrowers do not reimburse the Issuing Bank for the amount of any drawing pursuant to Section 3.5, the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation in same day funds, at the office of the Issuing Bank specified in such notice, not later than 1:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction of the Issuing Bank) after the date notified by the Agent. In the event that any Lender fails to make available to the Issuing Bank the amount of such Lender's participation in such Letter of Credit as provided in this Section 3.6, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for three (3) Business Days and thereafter at the Prime Rate. The Agent or the Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under this Section
3.6 with respect to any Letter of Credit issued by the Issuing Bank such other Lender's Proportionate Share of all payments subsequently received by the Agent or the Issuing Bank from the Borrowers in reimbursement of drawings honored by the Issuing Bank under such Letter of Credit when such payments are received.

                  SECTION 3.7. NATURE OF ISSUING BANK'S DUTIES. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Subject to the last sentence of this Section 3.7, as between the Borrowers, the Issuing Bank and each other Lender, the Borrowers assume all risks of the acts and omissions of the Issuing Bank, or misuse of the Letters of Credit issued by the Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Issuing Bank nor any of the Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (v) for errors in interpretation of technical terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vii) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (viii) for any consequences arising from causes beyond the control of the Issuing Bank or the other Lenders. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. The Issuing Bank shall have no liability to the Borrowers or any Lender for any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, unless such action or omission constitutes gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create any liability of the Issuing Bank to the Borrowers or any Lender.

                  SECTION 3.8. OBLIGATIONS ABSOLUTE. The obligations of the Borrowers to reimburse the Issuing Bank for drawings honored under the Letters of Credit and the obligations of the Lenders under Section 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Credit Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (the "Letter of Credit Related Documents"); (ii) the existence of any claim, setoff, defense or other right which a Borrower or any Affiliate of a Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the other Credit Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; or (vi) failure of any drawing under a Letter of Credit or any non-application or misapplication by that a Default or Event of Default shall have occurred and be continuing. Nothing in this Section 3.8 shall release the Issuing Bank of its duties set forth in Section 3.7.


                                   ARTICLE IV

                           INTEREST, FEES AND EXPENSES


                  SECTION 4.1. INTEREST ON PRIME RATE LOANS. The Borrowers shall jointly and severally pay to the Agent for the benefit of the Lenders interest on Prime Rate Loans on the first Business Day of each month, calculated monthly in arrears at an interest rate per annum equal to the Prime Lending Rate plus the Applicable Margin on the average net balances owing to the Agent and the Lenders at the close of business each day during such month. The rate under this
Section 4.1 shall change each day as the Prime Lending Rate changes.

                  SECTION 4.2. INTEREST ON EURODOLLAR RATE LOANS. The Borrowers shall jointly and severally pay to the Agent for the benefit of the Lenders interest on Eurodollar Rate Loans on the last day of each Interest Period with respect to such Eurodollar Rate Loan and, in the case of an Interest Period longer than three months, on the date occurring every three months from the first day of such Interest Period, at the date of conversion of such Eurodollar Rate Loan (or a portion thereof) to a Prime Rate Loan, and at maturity of such Eurodollar Rate Loan, in each case at a per annum interest rate equal during the Interest Period for such Eurodollar Loan to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Rate Loan plus the Applicable Margin. After maturity of such Eurodollar Rate Loan (whether by acceleration or otherwise), interest shall be payable upon demand. The Agent, upon determining the Adjusted Eurodollar Rate for any Interest Period, shall promptly notify the Borrowers and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 4.3. INTEREST AND LETTER OF CREDIT FEES AFTER EVENT OF DEFAULT. From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall have been cured (to the extent capable of being cured) or waived, interest on the Loans, and Letter of Credit Fees on Letter of Credit Obligations, shall each be payable on demand at a rate per annum equal to, with respect to the Loans, the rate in effect under Section 4.1, plus two percent (2%), and with respect to the Letter of Credit Obligations, the rate in effect under Section 4.4(a), plus two percent (2%).

                  SECTION 4.4.  LETTER OF CREDIT FEES.

                           (a) The Borrowers shall jointly and severally pay to
the Agent for distribution to the Lenders on the first Business Day of each month a fee (the "Letter of Credit Fee"), in an amount equal to the sum of 2.50% per annum of the daily average amount of Standby Letter of Credit Obligations outstanding during the immediately preceding month and 1.375% per annum of the daily average amount of Documentary Letter of Credit Obligations outstanding during the immediately preceding month. In addition, the Borrower shall pay the Agent, for its own benefit, the letter of credit facing fees outlined in the Fee Letter.

                           (b)      The Borrowers shall jointly and severally
also pay the customary charges, fees and expenses of the Issuing Bank for the issuance, administration and negotiation of each Letter of Credit (the "Issuing Bank Fees"). Each determination by the Agent of Letter of Credit Fees and other fees, charges and expenses under this Section shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 4.5. UNUSED LINE FEE. The Borrowers shall jointly and severally pay to the Agent for distribution to the Lenders on the first Business Day of each month and on the Expiration Date a fee equal to 0.50% per annum calculated monthly in arrears on the average unused portion of the total Commitments at the close of business each day during such month or occurring prior to the Expiration Date (the "Unused Line Fee").

                  SECTION 4.6. OTHER FEES AND EXPENSES. The Borrowers agree to jointly and severally pay fees to BTCC in the amounts and at the times set forth in the Fee Letter and shall be obligated to reimburse the Agent's Expenses promptly upon demand.

                  SECTION 4.7. CALCULATIONS. All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Agent, on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by the Agent of an interest rate, Fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 4.8. SPECIAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS.

                           (a)      Continuation.  With respect to any Borrowing
consisting of Eurodollar Rate Loans, Safety may (so long as no Default or Event of Default has occurred and is continuing), subject to the provisions of Section 4.8(c), elect to maintain such Borrowing or any portion thereof as consisting of Eurodollar Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by notice given not later than 2:00 p.m. (New York City time) on the third Business Day prior to the date of any such continuation relating to Eurodollar Rate Loans, by Safety to the Agent. Such notice by Safety of a continuation (a "Notice of Continuation") shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of Exhibit D, in each case specifying (i) the date of such continuation, (ii) the Type of Loans subject to such continuation, (iii) the aggregate amount of Loans subject to such continuation and (iv) the duration of the selected Interest Period. Safety may elect to maintain more than one Borrowing consisting of Eurodollar Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this Section 4.8(a). If Safety shall fail to select a new Interest Period for any Borrowing consisting of Eurodollar Rate Loans in accordance with this Section 4.8(a), such Revolving Loans will automatically, on the last day of the then existing Interest Period therefore, convert into Prime Rate Loans. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

                           (b) Conversion. Safety may on any Business Day (so
long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Agent, and subject to the provisions of Section 4.8(c), convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; provided, however, that any conversion of any Eurodollar Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans and, upon conversion of any Prime Rate Loans into Loans of another Type, Safety shall pay accrued interest to the date of conversion on the principal amount converted. Each such Notice of Conversion shall be given not later than 10:00 a.m. (New York City time) on the Business Day prior to the date of any proposed conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed conversion into Eurodollar Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of Exhibit E, in each case specifying (i) the requested date of such conversion, (ii) the Type of Loans to be converted, (iii) the portion of such Type of Loan to be converted, (iv) the Type of Loan such Loans are to be converted into and (v) if such conversion is into Eurodollar Rate Loans, the duration of the Interest Period of such Loan. Each conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof. Safety may elect to convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing; provided, however, that if the Borrowings so combined consist of Eurodollar Rate Loans, such Loans shall have Interest Periods ending on the same date.

                           (c) Certain Limitations on Eurodollar Rate Loans. The
right of Safety to maintain, select, continue or convert Eurodollar Rate Loans shall be limited as follows:


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


                                 (i) If the Agent is advised by Bankers Trust Company that it is not offering U.S. dollar deposits (in the applicable amounts) in the London interbank market, or the Agent determines that adequate and fair means do not otherwise exist for ascertaining the Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing, continuation or conversion, the right of Safety to select or maintain Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify Safety and the Lenders that the circumstances causing such suspension no longer exists, and each Loan comprising such Borrowing shall be made as a Prime Rate Loan.

                                (ii) If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, continuation or conversion, notify the Agent that the Eurodollar Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of Safety to select Eurodollar Rate Loans for such Borrowing shall be suspended until the Agent shall notify Safety and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as a Prime Rate Loan.

                               (iii) If at any time any Lender determines (which
                  determination shall, absent manifest error, be conclusive and binding on all parties) that the making, continuation or conversion of any Loan as a Eurodollar Rate Loan has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law or resulting in costs or penalties), then, and in any such event, such Lender may give notice of that determination in writing, to Safety and the Agent and the Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of Safety to select Eurodollar Rate Loans from that Lender shall be suspended and each Eurodollar Rate Loan outstanding from that Lender shall automatically and immediately convert to a Prime Rate Loan.

                                (iv) The right of Safety to select Eurodollar Rate Loans for any Borrowing is suspended until the first Business Day following the Syndication Date.

                                (v) There shall not be outstanding at any one time more than an aggregate of three (3) Borrowings of Loans which consist of Eurodollar Rate Loans.

                                (vi)  No Agent Advance shall be made as a
                  Eurodollar Rate Loan.

                           (d)      Compensation.

                                (i) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on Safety. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrowers shall jointly and severally indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article V, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

                                (ii)  If any payment of principal of, or
                  conversion or continuation of, any Eurodollar Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, conversion or continuation of such Loan or acceleration of the maturity of the Notes pursuant to Article VIII or for any other reason, the Borrowers shall jointly and severally, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

                               (iii) Calculation of all amounts payable to a
                  Lender under this Section 4.8(d) shall be made as though such Lender elected to fund all Eurodollar Rate Loans by purchasing U.S. dollar deposits in its

                  Eurodollar Lending Office's interbank eurodollar market.

                  SECTION 4.9. INDEMNIFICATION IN CERTAIN EVENTS. If after the Closing Date, either (i) any change in or in the interpretation of any law or regulation becomes effective, including, without limitation, with respect to reserve requirements, applicable to the Agent, to any of the Lenders, or to Bankers Trust Company, or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding Bank"), or (ii) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or
(iii) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to the Agent, the Issuing Bank or any of the Lenders of (A) funding or maintaining the total Commitments or (B) issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by the Agent, the Issuing Bank or any Lender, then the Borrowers shall jointly and severally upon demand by the Agent, pay to the Agent, for the account of each applicable Lender or, as applicable, the Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify the Lenders against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrowers by the Agent, or the applicable Lender, Issuing Bank or Funding Bank, and shall be conclusive absent manifest error. Prior to making any such demand, each of the Lenders, the Agent, Funding Bank or other such party shall use reasonable efforts to designate a different Lending Office if such a designation could reduce or eliminate any such payment.

                  SECTION 4.10.  NET PAYMENTS.

                           (a) Any and all payments by the Borrowers hereunder,
under the Loans or under the Letters of Credit to or for the benefit of any Lender, the Issuing Bank or the Agent shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto ("Taxes"), including any Taxes imposed under
Section 7701(l) of the Internal Revenue Code, excluding, (i) in the case of each such Lender, the Issuing Bank or the Agent, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, the Issuing Bank or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits), and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) in the case of each such Lender, the Issuing Bank and the Agent, any Taxes that are in effect and that would apply to a payment to such Lender, the Issuing Bank or Agent, as applicable, as of the Closing Date (other than any Taxes imposed under Section 7701(l) of the Internal Revenue Code), and (iv) if any Person acquires any interest in this Credit Agreement, any Loan or Letter of Credit pursuant to the provisions hereof, or a Foreign Lender or the Agent changes the office in which the Borrowing is made, accounted for or booked (any such person, or such Foreign Lender or the Agent in that event, being referred to as a "Tax Transferee"), any Taxes (other than Taxes imposed under Section 7701(l) of the Internal Revenue Code) to the extent that they are in effect and would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If the Borrowers shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder, under any Loan or under any Letter of Credit to or for the benefit of any Lender, the Issuing Bank or the Agent or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this Section 4.10) such Lender, the Issuing Bank, the Agent or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made,
(B) the Borrowers shall make such deductions and (C) the Borrowers shall jointly and severally pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

                           (b) In addition, the Borrowers agree to jointly and
severally pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of the Lender under any Credit Documents to any transferee, or
(iii) from the execution or delivery by the Borrowers of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their rights under, any and all Credit Documents (hereinafter referred to as "Other Taxes").

                           (c) The Borrowers jointly and severally indemnify
each Lender, the Issuing Bank, the Agent, and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, (ii) Other Taxes, and (iii) any Taxes (other than Covered Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) paid by such Lender, the Issuing Bank or the Agent or such Tax Transferee, as the case may be, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto. Payment of this indemnification shall be made within 30 days from the date such Lender, the Issuing Bank or the Agent or Tax Transferee certifies and sets forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by the Lender, the Issuing Bank or Agent or Tax Transferee in good faith to the Borrowers shall, absent manifest error, be final, conclusive and binding on all parties.

                           (d) Within 30 days after having received a receipt of
Covered Taxes or Other Taxes, the Borrowers will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

                           (e) On or before the Closing Date, each Foreign
Lender shall deliver to the Agent and the Borrowers (i) two valid, duly completed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Foreign Lender is entitled to receive payments under this Credit Agreement or the Loans payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "Reduced Rate"), and (ii) a valid, duly completed IRS Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Foreign Lender shall also deliver to the Agent and the Borrowers two further copies of said Form 1001 or 4224 and W-8 or W-9, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent, certifying (i) in the case of a Form 1001 or 4224 that such Foreign Lender is entitled to receive payments under this Credit Agreement or the Notes payable to it without deduction or withholding of any United States federal income taxes, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it, and such Foreign Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding at the Reduced Rate, or (ii) in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                           (f) If a Tax Transferee that is organized under the
laws of a jurisdiction outside of the United States acquires an interest in this Credit Agreement or any Loan or a Foreign Lender changes the office through which Loans are made, accounted for or booked, the transferor, or the applicable Foreign Lender, in the case of a change of office, shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to the Borrowers and the Agent
(i) two valid, duly completed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Credit Agreement and the Notes payable to it without deduction or withholding of United States federal income tax or with such withholding imposed at a Reduced Rate; and (ii) a valid, duly completed IRS Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Tax Transferee that delivers to the Borrowers and the Agent a Form 1001 or 4224, and Form W-8 or W-9 and any other required form, pursuant to the next preceding sentence, further undertakes to deliver two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent, certifying (i) in the case of a Form 1001 or 4224 that such Tax Transferee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or with such withholding imposed at the Reduced Rate, unless any change in treaty, law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the Borrowers and the Agent that it is not capable of receiving payments (a) without any deduction or withholding of United States federal income tax or (b) with such withholding at the Reduced Rate, as the case may be, or (ii) in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                           (g) If any Taxes for which the Borrowers would be
required to make payment under this Section 4.10 are imposed, the Lender, the Issuing Bank or the Agent, as the case may be, shall use its reasonable best efforts to avoid or reduce such Taxes by taking any appropriate action (including, without limitation, assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of such Lender, the Issuing Bank or Agent be otherwise disadvantageous to such Lender, the Issuing Bank or Agent, as the case may be.

                           (h) Without prejudice to the survival of any other
agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.10 shall survive the payment in full of the Obligations.

                  SECTION 4.11. AFFECTED LENDERS. If a Borrower is obligated to pay to any Lender any amount under Sections 4.9 or 4.10 materially in excess of any such amounts payable to the other Lenders, the Borrowers may, if no Default or Event of Default then exists, replace such Lender with another lender acceptable to the Agent, and such Lender hereby agrees to be so replaced subject to the following:

                           (a) The obligations of the Borrowers hereunder to the
Lender to be replaced (including such increased or additional costs incurred from the date of notice to the Borrowers of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement;

                           (b) The replacement Lender shall be a bank or other
financial institution that is not subject to the increased costs arising under
Section 4.10 which have effectuated the Borrowers' election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of
Section 10.8, with a Commitment equal to that of the Lender being replaced and shall make a Loan or Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loan or Loans of the Lender being replaced;

                           (c) Upon such execution of such documents referred to
in clause (b) and repayment of the amounts referred to in clause (a), the replacement lender shall be a "Lender" with a Commitment as specified hereinabove and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender;

                           (d) The Agent shall reasonably cooperate in
effectuating the replacement of any Lender under this Section 4.11, but at no time shall the Agent be obligated to initiate any such replacement; and

                           (e) Any Lender replaced under this Section 4.11 shall
be replaced at the Borrowers' sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

                  SECTION 5.1. CONDITIONS TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to fund its Proportionate Share of the initial Loan and the obligation of the Issuing Bank to issue the initial Letter of Credit is subject to the satisfaction of the following conditions precedent:

                           (a)      There shall be no pending or, to the best
knowledge of the Borrowers, threatened litigation, proceeding, inquiry or other action seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Credit Agreement, the other Credit Documents or the transactions contemplated hereby and thereby or the Borrowers' other business activities, except where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

                           (b) The Borrowers shall have paid all accrued fees
and expenses of the Agent (which have been invoiced) in connection with the negotiation, preparation, execution and delivery of the Credit Documents (including, without limitation, the reasonable accrued fees and expenses of counsel to the Agent).

                           (c) The Agent and the Lenders shall have received
each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Document List attached hereto as
Schedule 5.1(c), in each case, in form and substance satisfactory to the Lenders.

                           (d) All documentation relating to the transactions
contemplated hereby (including, without limitation, the Credit Documents) shall be in form and substance satisfactory to the Agent and the Lenders.

                           (e) All Existing Indebtedness shall be on terms and
conditions (including, without limitation, amount, pricing, amortization, intercreditor arrangements and extent of subordination) satisfactory to the Agent.

                           (f) Safety and its Subsidiaries shall have been
released from all obligations under the Existing Loan Facility and all related documents and agreements pursuant to a release in form and substance satisfactory to the Agent and all liens and security interests related thereto shall be released or terminated.

                           (g) Except as set forth on Schedule 5.1(g), and
except for (i) the filing of U.C.C. financing statements under the Code, the filing of the Borrower Intellectual Property Security Agreement and the Guarantor Intellectual Property Security Agreement in the United States Patent and Trademark Office and the Canadian Intellectual Property Office and the filing of the Hypothecs and the Hypothecation Agreements under the laws of Quebec, (ii) consents or authorizations which have been obtained or filings which have been made, and which in either case are in full force and effect,
(iii) the filings of the releases of any Liens on the Collateral pledged in connection with the Existing Loan Facility or (iv) consents or authorizations the failure to obtain or filings the failure to make could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Borrowings hereunder, the grant of the Liens pursuant to the Credit Documents or the continuing operations of Safety and its Subsidiaries following such consummation or with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit or the other Credit Documents.

                           (h) (i) No change, occurrence, event or development
or event involving a prospective change that is reasonably likely to have a Material Adverse Effect shall have occurred and be continuing since December 31, 1996 or (ii) there shall not have occurred a substantial impairment of the financial markets generally that is reasonably likely to materially and adversely affect the transactions contemplated hereby, in each case as determined by the Agent and each Lender in its sole discretion.

                           (i) Subject to the provisions of Section 7.1(q)(iv),
there shall be established cash management systems for Safety and its Subsidiaries on terms and conditions satisfactory to the Agent including, without limitation, establishment of the Borrowers' principal bank accounts with the Agent, establishment of the Disbursement Accounts, and establishment of the Lockboxes with the Lockbox Banks.

                           (j) Counsel to the Agent shall have performed a legal
review satisfactory to the Agent of all of each Credit Party's material contracts and tax, litigation, environmental and other potential contingent liabilities, and of the corporate and capital structure of Safety and its Subsidiaries.

                           (k) Each Credit Party shall be in compliance with all
material indentures or agreements to which it is a party.

                           (l) The Agent shall have received a solvency
certificate, in form and substance satisfactory to the Agent, duly executed by an authorized officer of each Credit Party.

                           (m) The Liens and all other security interests in
favor of the Agent, for the benefit of the Lenders, shall have been duly perfected and shall constitute first and prior Liens.

                           (n) The Agent shall have received evidence
satisfactory to it that there will be Unused Availability in an amount satisfactory to it after giving effect to the Revolving Loans to be borrowed and the Letters of Credit to be issued on the Closing Date.

                           (o) The Agent shall have received evidence
satisfactory to it that Safety shall have received gross cash proceeds from an equity sale of at least $15,000,000 on terms and conditions and from an investor satisfactory to the Agent.

                           (p) The Agent shall have performed a due diligence
review with respect to the Credit Parties (including, without limitation, a review of the management information systems and a collateral examination of the working capital assets of the Credit Parties), and the Agent shall be satisfied with the results thereof.

                           (q) The Agent shall have received projections of the
financial condition and results of operations of Safety and its Subsidiaries for the five-year period ending December 31, 2002, certified by an Authorized Officer, prepared on a monthly basis for the first year, a quarterly basis for the second year and annually thereafter, and such projections shall be satisfactory to the Agent.

                           (r) The Agent shall have received all of the products
liability insurance policies of Safety and its Subsidiaries and all riders and endorsements thereto, and the Agent shall be satisfied with the scope and amount of coverage, the deductibles, the effectiveness and all other terms and conditions of such policies.

                           (s) The Agent shall have received such other
approvals, opinions or documents as any Lender or the Issuing Bank through the Agent may reasonably request.

                  SECTION 5.2. CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to fund its Proportionate Share of any requested Loan or of the Agent to cause the Issuing Bank to issue any requested Letter of Credit is subject to the conditions precedent set forth below. Each Notice of Borrowing and each Letter of Credit Request, and each issuance by the Borrowers of a check drawn against, or request for transfer from, the Disbursement Accounts shall constitute a representation and warranty that such conditions are satisfied.

                           (a) All representations and warranties contained in
this Credit Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date of such Notice of Borrowing or Letter of Credit Request or issuance of a check drawn against or request for transfer from the Disbursement Account, as if then made, other than representations and warranties that relate solely to an earlier date;

                           (b) No Default or Event of Default shall have
occurred, or would result from the making of the requested Loan or the issuance of the requested Letter of Credit, which has not been cured (to the extent capable of being cured) or waived; and

                           (c) No event has occurred since December 31, 1996
which has had or could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES


                  SECTION 6.1. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrowers represent and warrant as follows:

                           (a) Organization and Qualification. Safety and each
Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the capacity, power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business. Schedule 6.1(a) lists all jurisdictions in which Safety and each Subsidiary are qualified to do business as foreign corporations as of the Closing Date.

                           (b) Authority. Each Credit Party has the requisite
corporate capacity, power and authority to execute, deliver and perform each of the Credit Documents to which it is a party. All corporate action necessary for the execution, delivery and performance by any Credit Party of any of the Credit Documents has been taken.

                           (c) Enforceability. This Credit Agreement is and,
when executed and delivered, each other Credit Document will be the legal, valid and binding obligation of any Credit Party which is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (ii) general principles of equity.

                           (d) No Conflict. Except as described in Schedule
6.1(d), the execution, delivery and performance of each Credit Document by or on behalf of any Credit Party does not contravene (i) the Governing Documents of any Credit Party, or (ii) any Requirement of Law or (iii) any franchise, license, permit, indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound, and will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

                           (e) Consents and Filings. No consent, authorization,
approval or filing is required in connection with the execution, delivery and performance by any Credit Party of this Credit Agreement or any Credit Document, or the continuing operations of Safety and any Subsidiary, except: (i) those that have been obtained or made; (ii) filings necessary to create, perfect or retain the perfection of Liens against the Collateral; (iii) in the case of the continuing operations of Safety and each Subsidiary, those the failure to obtain would not have a Material Adverse Effect.

                           (f) Government Regulation. Neither Safety nor any
Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other Requirement of Law that limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in this Credit Agreement and the other Credit Documents.

                           (g) Solvency. The fair saleable value of the assets
of Safety and its Subsidiaries on a consolidated basis and each Borrower on an individual basis exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. None of either of the Borrowers individually or Safety and its Subsidiaries, taken as a whole (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and (ii) has incurred, or believes that it will incur, after giving effect to the transactions contemplated by this Credit Agreement and the other Credit Documents, debts beyond its ability to pay as such debts become due.

                           (h) Rights in Collateral; Priority of Liens. All
property consisting of Collateral is owned or leased by a Credit Party, free and clear of any and all Liens in favor of third parties, other than Permitted Liens. No Credit Party owns any real or immovable property. Upon the proper filing of the UCC financing statements and Forms for registration in the Province of Quebec, the security interests granted pursuant to the Credit Documents constitute valid and enforceable first, prior and perfected Liens on the Collateral to the extent such Liens can be perfected by the filing of such financing statements and forms.

                           (i) Financial Data. Safety has provided to the Agent
and each of the Lenders complete and accurate copies of annual audited Financial Statements for the fiscal year ended December 31, 1996, reported on by Grant Thornton LLP, unaudited Financial Statements for the fiscal period ended March 31, 1997 and Monthly Financial Statements for April, May and June 1997. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the respective financial positions, results of operations and cash flows of Safety and its Subsidiaries for each of the periods covered. Neither Safety nor any of its Subsidiaries has any Contingent Obligation, or liability for taxes or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto. During the period from December 31, 1996 to and including the date hereof there has been no sale, transfer or other disposition by Safety or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Safety and its Subsidiaries at December 31, 1996. Since December 31, 1996, except as set forth on Schedule 6.1(i), (a) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the capital stock of any Credit Party, except for dividends paid to Safety by its Subsidiaries, nor has any of the capital stock of Safety or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Safety or any of its Subsidiaries.

              (j) Projections. The projected balance sheet, statement of operations, statement of cash flows and other financial statements of Safety individually and Safety and its Subsidiaries on a consolidated basis delivered to the Lenders pursuant to Section 5.1(q) were prepared in good faith on the basis of assumptions which were fair in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery, Safety's best estimate of its and its Subsidiaries' future financial performance.

              (k) Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of each Credit Party is set forth on Schedule 6.1(k). The books and records of each Credit Party, and all of its chattel paper and records of Accounts, are (or will be) maintained exclusively at the locations for such Credit Party set forth on such Schedule. There is no jurisdiction in which any Credit Party has any Collateral (except for vehicles and Inventory in transit for processing) other than those jurisdictions with respect to such Credit Party identified on Schedule 6.1(k). A complete list of the legal name and address of each warehouse at which any Credit Party's Inventory or Equipment is located is set forth on Schedule 6.1(k). Schedule 6.1(k) indicates whether each premises listed thereon is leased or owned by such Credit Party. None of the receipts received and to be received by any Credit Party from any warehouseman state that any Credit Party's Inventory or Equipment covered thereby is to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns (other than a Credit Party). All Accounts of Safety Canada are and will continue to be payable to Safety Canada in the Province of Quebec.

              (l) Subsidiaries; Ownership of Stock. The only direct or indirect Subsidiaries of Safety are those listed on Schedule 6.1(l)(i). Safety is the record and beneficial owner of all of the shares of capital stock of each of the Subsidiaries listed on Schedule 6.1(l)(ii). 3232301 is the record and beneficial owner of all of the shares of capital stock of Safety Canada. Except as set forth on Schedule 6.1(l)(iii), there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by Safety and by 3232301 are owned by Safety and by 3232301 free and clear of any Liens.

              (m) No Judgments or Litigation. (i) Except as set forth on
Schedule 6.1(m)(i), no judgments, orders, writs or decrees are outstanding against Safety or any of its Subsidiaries nor is there now pending or, to the best of the Borrowers' knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Safety or any of its Subsidiaries that (A) could individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or (B) purports to affect the legality, validity or enforceability of this Credit Agreement, any Note or any other Credit Document or the consummation of the transactions contemplated hereby or thereby.

              (ii) Except as set forth on Schedule 6.1(m)(ii), no judgments, orders, writs or decrees with respect to any products liability claims are outstanding against Safety or any of its Subsidiaries nor is there now pending or, to the best of the Borrowers' knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Safety or any of its Subsidiaries with respect to any products liability claim where the amount sought to be recovered is in excess of $250,000. In addition to an accurate description of each products liability claim involving Safety and its Subsidiaries, Schedule 6.1(m)(ii) sets forth an accurate description of the status of each such claim, the estimated liability therefor, the reserves taken therefor and the insurance coverage applicable with respect thereto (including the total amount of insurance coverage available to pay each such claim).

              (n) Licenses and Permits. Safety and each Subsidiary has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted.

              (o) No Defaults. Except as set forth on Schedule 6.1(o), neither Safety nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.1(o), the Borrowers know of no dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

              (p) Labor Matters. Schedule 6.1(p) accurately sets forth all labor contracts to which Safety or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which Safety or any of its Subsidiaries is a party which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

              (q) Compliance with Law. Except as set forth on Schedule 6.1(q), neither Safety nor any of its Subsidiaries has violated or failed to comply with any Requirement of Law, including without limitation ERISA and Environmental Laws which violation or failure to comply could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

              (r) ERISA.

              (i) None of Safety, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Plan, other than those listed on Schedule 6.1(r).

              (ii) Safety, each of its Subsidiaries and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code).

              (iii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. None of Safety or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

              (iv) None of Safety or its Subsidiaries or any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code.

              (v) Safety, each of its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with any applicable provisions of ERISA with respect to all Plans. There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a "Prohibited Transaction") with respect to any Plan or, to the best knowledge of the Borrowers, with respect to any Multiemployer Plan, which could result in any material liability to Safety, its Subsidiaries or any other ERISA Affiliates. Safety, its Subsidiaries and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, Safety, its Subsidiaries and each ERISA Affiliate have not incurred any liability to the PBGC and have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

              (vi) To the Borrowers' best knowledge, Safety and its Subsidiaries are able to pay benefits under each Multiemployer Plan when due.

              (vii) Neither Safety, its Subsidiaries nor any ERISA Affiliate has instituted or intends to institute proceedings to terminate any Plan.

              (viii) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

              (ix) Neither Safety, its Subsidiaries nor any ERISA Affiliate has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan.

              (x) To the extent that any Plan is insured, Safety, its Subsidiaries and all ERISA Affiliates have paid when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Plan is funded other than with insurance, Safety, its Subsidiaries and all ERISA Affiliates have made when due all contributions required to be paid for all periods through and including the Closing Date.

              (s) Business and Properties. Neither the business nor the properties of Safety or any Subsidiary is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

              (t) Investment Company. No Credit Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by a Borrower, nor the consummation of the other transactions contemplated by this Credit Agreement or the other Credit Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

              (u) Compliance with Environmental Laws. Except as set forth on
Schedule 6.1(u), (i) neither Safety nor any of its Subsidiaries is the subject of a judicial or administrative proceeding or investigation relating to the violation of any Environmental Laws, or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (ii) neither Safety nor any of its Subsidiaries has filed or received any notice under any Environmental Laws concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to property owned or leased by Safety or any of its Subsidiaries, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of Safety or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iii) neither Safety nor any of its Subsidiaries has knowledge of any contingent liability for any release of any Hazardous Materials, in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

              (v) Real Property. Except as set forth on Schedule 6.1(v), no Credit Party either owns or leases any real or immovable property.

              (w) Material Contracts. Set forth on Schedule 6.1(w) is a complete and accurate list of all Material Contracts, showing as of the date hereof the parties, subject matter and term thereof. Each such contract has been duly authorized, executed and delivered by each Credit Party that is a party thereto, and, to Safety's best knowledge, each other party thereto. Except as described on Schedule 6.1(w), none of the Material Contracts contains any restrictions on Safety or any of its Subsidiaries or any of their respective properties which could have a Material Adverse Effect, and each Material Contract is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such contract by any party thereto.

              (x) Intellectual Property. Set forth on Schedule 6.1(x) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and material licenses thereof, of each Credit Party, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. Each Credit Party owns or licenses all material patents, trademarks, service-marks, logos, tradenames, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of foregoing, which are necessary or advisable for the operation of its business as presently conducted or proposed to be conducted. To the best of Safety's knowledge, no Credit Party has infringed any patent, trademark, service-mark, tradename, copyright, license or other right owned by any other Person by the sale or employment of any product, process, method, substance, part or other material presently contemplated to be sold or employed, where such sale or employment could reasonably be expected to have a Material Adverse Effect and, except as set forth on Schedule 6.1(x), no claim or litigation is pending, or to the best of Safety's knowledge, threatened against or affecting any Credit Party that contests its right to sell or use any such product, process, method, substance, part or other material that could reasonably be expected to have a Material Adverse Effect.

              (y) Taxes and Tax Returns.

              (i) Except as set forth on schedule 6.1(y), Safety and each of its Subsidiaries has properly completed and timely filed, without request for extension, all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP.

              (ii) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) and neither Safety nor any of its Subsidiaries has any material liability for taxes in excess of the amounts so paid or reserves so established.

              (iii) No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Safety or any of its Subsidiaries and no tax liens have been filed. There are no pending or threatened audits, investigations or claims for or relating to any liability for taxes and there are no matters under discussion with any Governmental Authority which could result in a material additional liability for taxes. Either the federal income tax returns of Safety have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension for all years up to and including the fiscal year of the Borrower ended December 31, 1993. No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to Safety or any of its Subsidiaries.

              (iv) Neither Safety nor any of its Subsidiaries is a party to or has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

              (z) Corporate and Trade Name. During the past five years, except as set forth on Schedule 6.1(z), no Credit Party has been known by or used any other corporate or fictitious name.

              (aa) Title to Property. Each of Safety and its Subsidiaries has
(i) good and marketable fee simple title to or valid leasehold interests in all of its real property and (ii) good and marketable title to all of its other property (including, without limitation, all real and other property in each case as reflected in the Financial Statements delivered to the Agent hereunder), other than, with respect to properties described in clause (ii) above, properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of Safety and its Subsidiaries, and in each case subject to no Liens other than those Liens that are permitted by Section 7.2(a).

              (bb) Accuracy and Completeness of Information. All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of Safety or any of its Subsidiaries in writing to the Agent or any Lender for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. There are no facts now known to any officer of the Borrowers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been set forth herein (including the Schedules hereto), in the Financial Statements, or any certificate, opinion or other written statement made or furnished by the Borrowers to the Agent.

              (cc) Affiliate Transactions. Except as set forth on Schedule 6.1(ac), neither Safety nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Safety or any Subsidiary is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Safety's or such Subsidiary's business and (ii) upon fair and reasonable terms no less favorable to Safety and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

              (dd) No Other Indebtedness. After giving effect to the closing of this Credit Agreement and the transactions contemplated hereby, neither Safety nor any of its Subsidiaries has any Indebtedness other than Indebtedness that is permitted under Section 7.2(b).

              (ee) Locations of Molds. Set forth on Schedule 6.1(ae) is a listing of all of the Molds owned by any Credit Party and the location thereof as of April 30, 1997.

              (ff) Safety Canada Trade Payable. The Safety Canada Trade Payable constitutes a legal, valid and binding obligation of Safety Canada to Safety and is indebtedness which is non-interest bearing.

              (gg) Survival of Representations. All representations made by any Credit Party in this Credit Agreement and in any other Credit Document executed and delivered in connection herewith shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby.


                                   ARTICLE VII

                            COVENANTS OF THE BORROWER


              SECTION 7.1. AFFIRMATIVE COVENANTS. Until termination of this Credit Agreement and all outstanding Letters of Credit and payment and satisfaction of all Obligations due hereunder:

              (a) Financial Reporting. Safety shall timely deliver to each Lender the following information:

              (i) Annual Financial Statements. As soon as available, but not later than ninety (90) days after each fiscal year end, beginning with the fiscal year ending December 31, 1997: (A) Safety's annual audited Financial Statements; (B) a comparison in reasonable detail to the prior year audited Financial Statements; (C) the Auditors' unqualified opinion, "Management Letter" and a statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; (D) a narrative discussion of Safety's consolidated financial condition and results of operations and the consolidated liquidity and capital resources for such fiscal year, prepared by an Authorized Officer; (E) a compliance certificate, substantially in the form of Exhibit M (a "Compliance Certificate"), with an attached schedule of calculations demonstrating compliance with the Financial Covenants; and (F) a certificate demonstrating the calculation of Excess Cash Flow. To the extent that Safety's annual report on Form 10-K contains any of the foregoing items, the Lenders will accept Safety's Form 10-K in lieu of such items.

              (ii) Projections. Prior to December 31 of each year, beginning with the fiscal year ended December 31, 1997, projections of Safety's financial condition and results of operations for the next five years prepared in good faith and based upon reasonable assumptions, containing projected consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity on a monthly basis for the first year, quarterly for the second year and annually thereafter. The projections provided pursuant to this Section 7.1(a)(ii) are for information purposes only and will not be construed by the Agent or the Lenders as a guaranty of results or performance in the future.

              (iii) Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters, beginning with the fiscal quarter ending June 30, 1997: (A) Safety's unaudited Financial Statements as of the fiscal quarter then ended, and for the fiscal year to date; (B) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior fiscal year; (C) the certification of an Authorized Officer that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and footnotes); (D) a narrative discussion of Safety's consolidated financial condition and results of operations and the consolidated liquidity and capital resources for such fiscal quarter and fiscal year to date, prepared by an Authorized Officer; and (E) a Compliance Certificate signed by an Authorized Officer with an attached schedule of calculations demonstrating compliance with the Financial Covenants. To the extent that Safety's quarterly report on Form 10-Q contains any of the foregoing terms, the Lenders will accept Safety's Form 10-Q in lieu of such items.

              (iv) Monthly Financial Statements. As soon as available, but not later than thirty (30) days after the end of each month other than December, commencing with the month of July, 1997, and forty-five (45) days after the end of each fiscal year of Safety: (A) a balance sheet for Safety as at the end of such month and for the fiscal year to date and statements of operations and cash flows for such month and for the fiscal year to date; (B) a comparison to the balance sheet, statement of operations and statement of cash flows for the same periods in the prior year; (C) a certification by an Authorized Officer that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (subject to year-end audit adjustments and footnotes); and (D) a Compliance Certificate signed by an Authorized Officer with an attached schedule of calculations demonstrating compliance with the Financial Covenants.

              (v) Monthly Comparison to Prior Projections. As soon as available, but not later than thirty (30) days after the end of each month other than December, commencing with the month of July, 1997, and forty-five (45) days after the end of each fiscal year of Safety, a comparison of actual results of operations, cash flow and capital expenditures for Safety and its Subsidiaries for such month and for the period from the beginning of the current fiscal year through the end of such month with amounts previously projected for those periods and with actual results for corresponding periods in the previous fiscal year.

              (vi) Public Filings. As soon as filed, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other public filings or other communications made by Safety to its stockholders or the Securities Exchange Commission from time to time pursuant to the Exchange Act or the Securities Act of 1933, as amended.

              (b) Collateral Reporting. Safety shall timely deliver to the Agent the following certificates and reports:

              (i) Weekly and Monthly Borrowing Base Certificates. Weekly, before 12:00 noon on the second Business Day of each week (except the last week of each month); monthly, within two (2) Business Days after the last Business day of each month, and at any other time requested by the Agent during the continuance of a Default or Event of Default, a borrowing base certificate, substantially in the form of Exhibit B (the "Borrowing Base Certificate"), which shall: (A) detail the Borrowers' Eligible Accounts Receivable and the Borrowers' Eligible Inventory as of each Saturday of the immediately preceding week and as of the last day of each month, as applicable (or as of such other date as the Agent may request); (B) prepared by or under the supervision of an Authorized Officer and certified by such officer subject only to adjustment upon completion of the normal year-end audit of physical inventory; and (C) attached to such additional schedules and other information as the Agent may reasonably request (including, without limitation, a monthly aging of Accounts).

              (ii) Appraisals. When requested by the Agent, a report of Inventory, based upon a physical count, which shall describe the Borrowers' Inventory by category and by item (in reasonable detail) and report the then appraised value (at lower of cost or market) of such Inventory.

              (iii) Further Assurances. When requested by the Agent, any further information regarding the Collateral, business affairs and financial condition of Safety or any of its Subsidiaries.

              (c) Notification Requirements. Safety shall timely give the Agent and each of the Lenders the following notices:

              (i)    Notice of Defaults. Promptly, and in any event within two
         (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate signed by an Authorized Officer specifying the nature thereof and Safety's proposed response thereto, each in reasonable detail.

              (ii) Proceedings or Adverse Changes. Promptly, and in any event within five (5) Business Days after Safety becomes aware of (A) any proceeding being instituted or threatened to be instituted by or against Safety or any of its Subsidiaries in any federal, state, provincial, local or foreign court or before any commission or other regulatory body (federal, state, provincial, local or foreign) involving a sum in excess of $250,000, (B) any order, judgment or decree in excess of $250,000 being entered against Safety or any of its Subsidiaries or any of their respective properties or assets, (C) any proceeding with respect to a products liability claim being instituted or threatened to be instituted against Safety of any of its Subsidiaries in any federal, state, provincial, local or foreign court or before any commission or other regulatory body (federal, state, provincial, local or foreign) or (D) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by Safety or any such Subsidiary.

              (iii)  ERISA Notices.

                     (A) Promptly, and in any event within five (5) Business
              Days after Safety, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of an Authorized Officer describing such Termination Event and any action that is being taking with respect thereto by Safety, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC. Safety, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor;

                     (B) promptly, and in any event within three (3) Business
              Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Safety, any of its Subsidiaries or any ERISA Affiliate with respect to such request;

                     (C) promptly, and in any event within three (3) Business
              Days after receipt by Safety, any of its Subsidiaries or any ERISA Affiliate, of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                     (D) promptly, and in any event within three (3) Business
              Days after receipt by Safety, any of its Subsidiaries or any ERISA Affiliate, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                         (1) any Prohibited Transaction which could subject
              Safety or any ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

                         (2) any cessation of operations (by Safety or any ERISA
              Affiliate) at a facility in the circumstances described in Section 4063(e) of ERISA,

                         (3) a failure by Safety or any ERISA Affiliate to make
              a payment to a Plan required to avoid imposition of a lien under
              Section 302(f) of ERISA,

                         (4) the adoption of an amendment to a Plan requiring
              the provision of security to such Plan pursuant to Section 307 of ERISA, or

                         (5) any change in the actuarial assumptions or funding
              methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions;

                     (E) promptly upon the request of the Agent or any Lender,
              each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by Safety or any ERISA Affiliate, and schedules showing the amounts contributed to each such Plan by or on behalf of Safety or any ERISA Affiliate in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by Safety or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan; and

                     (F) Promptly upon the filing thereof, copies of any Form
              5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

              (iv)   Material Contracts. Promptly, and in any event within five
         (5) Business Days after any Material Contract of Safety or any of its Subsidiaries is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

              (v) Collateral Matters. At least twenty (20) Business Days prior written notice to the Agent of any change in the location of any Collateral or in the location of the chief executive office or place of business of any Credit Party from the locations specified in Schedule 6.1(k). At least ten (10) Business Days prior to any such change, Safety shall cause to be executed and delivered to the Agent any financing statements, Collateral Access Agreements or other documents reasonably required by the Agent, all in form and substance reasonably satisfactory to the Agent.

              (vi) Location of Molds, etc. Safety shall give the Agent notice of the change in the location of any of the Molds or the assertion by a third party of a claim to any of the Molds.

              (d) Corporate Existence. Safety shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence (except for mergers permitted by Section 7.2(d), provided the Agent receives five (5) Business Days prior written notice thereof), (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses, except where such leases, contracts or patents expire in accordance with their respective terms and (iii) continue in, and limit their operations to, the same general lines of business as presently conducted by them.

              (e) Books and Records; Inspections. Safety agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Safety agrees that the Agent or its agents may at any time and from time to time contact customers indebted on the Accounts of Safety or any of its Subsidiaries to verify information concerning such Accounts and the amounts owing thereon. Safety agrees that the Agent or its agents may enter upon the premises of Safety or any of its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default or Event of Default which continues beyond the expiration of any grace or cure period applicable thereto, and which has not otherwise been waived by the Agent, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and/or copying (at the Borrowers' expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of Safety with any officers, employees and directors of Safety or with the Auditors.

              (f) Insurance. Safety agrees to maintain, and to cause each of its Subsidiaries to maintain, products liability insurance, public liability insurance, business interruption insurance, third party property damage insurance and replacement value insurance on its assets (including the Collateral) under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral and are to name the Agent as an additional insured and the loss payee in case of loss, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies.

              (g) Casualty Loss. Safety shall provide written notice to the Agent and the Lenders of the occurrence of any of the following events within five (5) Business Days after the occurrence of such event: any asset or property owned or used by any Credit Party is (i) damaged or destroyed, or suffers any material loss, or (ii) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purposes to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value is in excess of $1,000,000 (collectively, a "Casualty Loss"). Safety shall, and shall cause its Subsidiaries to, diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.

              (h) Taxes. Safety agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all taxes lawfully levied or assessed against Safety, any of its Subsidiaries or any of the Collateral before any penalty or interest accrues thereon; provided, however, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of Safety or any of its Subsidiaries, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

              (i) Compliance With Laws. Safety agrees to comply, and to cause each of its Subsidiaries to comply, with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless Safety or such Subsidiary contests any such Requirements of Law in a reasonable manner and in good faith and except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect.

              (j) Use of Proceeds. The Loans made and Letters of Credit issued hereunder shall be used by Safety solely (i) to refinance the Existing Indebtedness owed by Safety under the Existing Loan Facility, (ii) for the Borrowers' general corporate purposes and (iii) to pay the costs and expenses incurred in connection with the transactions contemplated hereby. The Borrowers shall not use any portion of the proceeds of any Revolving Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

              (k) Fiscal Year. Safety agrees to maintain, and to cause each of its Subsidiaries to maintain, its fiscal year as a year ending on the Saturday closest to December 31.

              (l) Maintenance of Property. Except as permitted by Section 7.2(e), Safety agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any material waste with respect to any of their properties.

              (m) ERISA Documents. Safety will cause to be delivered to the Agent, upon the Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Safety or its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan; (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Safety or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Safety or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and
(vii) information relating to the aggregate amount of the most recent annual payments made to former employees of Safety or any ERISA Affiliate under any Retiree Health Plan.

              (n) Environmental and Other Matters.

              (i) Safety and its Subsidiaries will conduct their businesses so as to comply in all material respects with all applicable Environmental Laws, in all jurisdictions in which any of them is doing business, including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations, except to the extent that Safety or any of the Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such Environmental Law or interpretation thereof or application thereof;

         provided, further, that Safety and each of the Subsidiaries shall comply in all material respects with the applicable order of any court or other governmental agency relating to such Environmental Laws unless Safety or the Subsidiaries shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If Safety or any of the Subsidiaries shall (A) receive written notice that any material violation of any federal, state or local Environmental Law may have been committed or is about to be committed by Safety or any of the Subsidiaries, (B) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against Safety or any of the Subsidiaries alleging material violations of any federal, state, provincial or local Environmental Law, or requiring Safety or any of the Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (C) receive any written notice from a federal, state, provincial or local governmental agency or private party alleging that Safety or any of the Subsidiaries may be liable or responsible for material costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, Safety shall provide the Agent and the Lenders with a copy of such notice within ten (10) Business Days after the receipt thereof by Safety or any of the Subsidiaries. Within ten (10) Business Days after Safety has knowledge of the enactment or promulgation of any federal, state or local Environmental Law, which could reasonably be expected to have a Material Adverse Effect, Safety shall provide the Agent and the Lenders with notice thereof. The Borrowers shall promptly take all reasonable actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters. At the request of the Agent, the Borrowers shall provide the Agent with any additional information relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request.

              (ii) For purposes of this Section 7.1(n), "material" means any noncompliance or basis of liability that could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability in excess of $250,000.

              (o) Security Interests. Safety will defend, and will cause its Subsidiaries to defend, the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, other than claims relating to Liens permitted by the Credit Documents. Safety agrees to comply, and will cause its Subsidiaries to comply, with the requirements of all provincial, state and federal laws in order to grant to the Lenders valid and perfected first security interests in the Collateral. The Agent is hereby authorized by each Borrower to file any financing statements or other forms covering the Collateral whether or not such Borrower's signatures appear thereon. Safety agrees, and shall cause its Subsidiaries, to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, and amendments, renewals and continuations thereof; cooperating with the Agent's representatives; keeping stock records; paying claims which could, if unpaid, become a Lien on the Collateral; and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents. Any and all fees, costs and expenses incurred in connection with the actions contemplated by this Section 7.1(o) shall be borne and paid by the Borrowers. If same are not promptly paid by the Borrowers, the Agent may pay same on the Borrowers' behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

              (p) Trademarks. Safety shall do and cause to be done all things necessary to preserve and keep in full force and effect all of its and its Subsidiaries' material registrations of trademarks, service marks and other marks, trade names or other trade rights.

              (q) Further Assurances. (i) Safety shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent for the benefit of the Lenders on the Collateral.

                  (ii) In the event that any Person becomes a Subsidiary after the date hereof, (it being understood that this Section 7.1(q)(ii) is not and shall not be deemed to be a consent to the creation or acquisition of any such Subsidiary), Safety will promptly notify the Agent and cause such Subsidiary to execute and deliver to the Agent a counterpart of the Guaranty, Contribution Agreement, the Guarantor Security Agreement and the Guarantor Intellectual Property Security Agreement, and to take all such further actions and execute all such further documents and instruments as may be required to grant and perfect in favor of the Agent, for the benefit of the Lenders, a first-priority security interest in all the assets of such Subsidiary. Safety shall deliver to the Agent, together with such documents, all legal opinions and other Credit Documents that the Agent may reasonably request. In the event that Safety or any of its Subsidiaries creates a new Subsidiary, all of the capital stock or partnership interests of such new Subsidiary shall promptly be duly and validly pledged to the Agent for the benefit of the Lenders pursuant to the Credit Documents, subject to no other Liens.

                  (iii) With respect to the assets of any Credit Party that are not subject to a perfected Lien in favor of the Agent, Safety shall, and shall cause each of its Subsidiaries to, promptly following the request of the Agent,
(A) execute and deliver to the Agent such amendments to the relevant Collateral Documents or such other documents as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on such assets,
(B) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, and (C) deliver to the Agent legal opinions relating to the matters described in clauses (A) and
(B) above, which in each case shall be in form and substance reasonably satisfactory to the Agent.

                  (iv) (A) Within three (3) days after the Closing Date and without limiting the generality of Section 7.1 (q)(iii), Safety Canada shall cause to be delivered to the Agent a blocked account agreement, in form and substance acceptable to the Agent, executed by a financial institution acceptable to the Agent, pursuant to which Safety Canada agrees to maintain a Collection Account with such financial institution and such financial institution agrees, among other things, to follow the Agent's instructions with respect to all collections deposited in the Collection Account (the "Blocked Account Agreement"); (B) within 45 days after the Closing Date, without limiting the generality of Section 7.1(q)(iii), (i) Safety shall cause to be delivered to the Agent a new Lockbox Agreement, duly executed by Safety and a Lockbox Bank, and (ii) Safety Canada shall cause to be delivered to the Agent a Lockbox Agreement, duly executed by Safety Canada and a Lockbox Bank which shall supersede and replace the Blocked Account Agreement.

                  (v) Within 45 days after the Closing Date and without limiting the generality of Section 7.1(q)(iii), Safety shall cause Safety 1st (Europe) Limited to (A) execute and deliver to the Agent such documents as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on all of the assets of Safety 1st (Europe) Limited, (B) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable

Requirements of Law, and (C) deliver to the Agent legal opinions relating to the matters described in clauses (A) and (B) above, which in each case shall be in form and substance reasonably satisfactory to the Agent.

                  (vi) Within 45 days after the Closing Date and without limiting the generality of Section 7.1(q)(iii), Safety shall obtain BAAN U.S.A. Inc.'s consent to a collateral assignment to the Agent of the Software License and Support Agreement executed by Safety on March 27, 1996.

                  (vii) Within ten (10) days after the Closing Date, Safety shall deliver to the Agent certificates evidencing key man life insurance policies on the life of Michael Lerner in a minimum amount of $5,000,000 and on the life of Richard Wenz in a minimum amount of $1,000,000, naming the Agent as an additional insured.

              (r) Safety Canada Trade Payable. The Safety Canada Trade Payable shall, at all times, be non-interest bearing. Safety Canada shall pay the Safety Canada Trade Payable from Collections which it deposits in a Collection Account pursuant to Section 2.13 (the "Canada Collections Account") by transfer to the Agent of amounts in the Canada Collections Account maintained by Safety Canada in accordance with Section 2.13. Safety acknowledges that the Safety Canada Trade Payable, outstanding from time to time, will be reduced to the extent of any transfer from the Canada Collections Account to the Agent. The Borrowers agree to notify the Agent immediately if the difference between the Safety Canada Trade Payable and all Accounts of Safety Canada is equal to or less than $500,000. The Borrowers shall execute such further documents and do such further acts as the Agent may reasonably determine are necessary to effectuate the provisions of this Section 7.1(r).

              SECTION 7.2. NEGATIVE COVENANTS. Until termination of this Credit Agreement and all outstanding Letters of Credit and payment and satisfaction of all Obligations due hereunder:

              (a) Liens, Etc. Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly at any time create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, Accounts) whether now owned or hereafter acquired, except:

              (i)   Liens created by the Collateral Documents;

              (ii)  Permitted Liens;

              (iii) the Liens existing on the date hereof and described on
         Schedule 7.2(a);

              (iv)   Purchase Money Liens;

              (v) cash deposits for bids and other performance obligations under contracts entered into in the ordinary course of business;

              (vi) Liens on a Credit Party's goods, or documents evidencing title to such goods, which are established in the ordinary course of such Credit Party's business for the purpose of such Credit Party's receiving interim trade financing; provided, however, that no such Lien shall extend to or cover any property other than such goods or documents so financed;

              (vii) the replacement, extension or renewal of any Lien permitted by clauses (iii), (iv) or (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

              (viii) leases or subleases of real estate or immovable property (other than the real estate or immovable property upon which Agent is granted a mortgage) granted by a Credit Party to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of such Credit Party and cash security deposits made pursuant to real estate or immovable property leases in customary amounts.

              (b) Indebtedness. Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist, any Indebtedness other than:

              (i)    Indebtedness under the Credit Documents;

              (ii)   Indebtedness secured by Liens permitted by Section
         7.2(a)(iii);

              (iii)  the Existing Indebtedness;

              (iv) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

              (v) Indebtedness secured by purchase money liens on equipment acquired after the date of this Credit Agreement not to exceed $500,000 in the aggregate outstanding at any one time ("Purchase Money Liens") so long as such Indebtedness shall be from parties and on terms and conditions satisfactory to the Agent. Each Purchase Money Lien shall attach only to the property to be acquired and the debt incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment purchased; and

              (vi) Indebtedness constituting Contingent Obligations otherwise permitted by Section 7.2(v); and

              (vii) Indebtedness of Safety under Interest Rate Agreements provided that the outstanding exposure in connection therewith shall be subject to the Agent's approval; and

              (viii) Indebtedness in an aggregate outstanding principal amount not to exceed $250,000 owing by Safety Canada to Safety and Indebtedness in an aggregate outstanding principal amount not to exceed $250,000 owing by Safety Europe to Safety; provided that (A) such Indebtedness is used only for general working capital purposes, (B) such Indebtedness is evidenced by one or more demand promissory notes in form and substance satisfactory to the Agent, (C) such promissory notes are pledged to the Agent for the ratable benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Agent, (D) such notes are delivered to the Agent with note powers executed in blank and (E) if an Event of Default has occurred and is continuing, no such Indebtedness may be incurred by Safety 1st (Europe) Limited.

              (c) Contingent Obligations. Safety shall not, and shall not permit any of its Subsidiaries to, directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding (i) indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and
(ii) Contingent Obligations for Indebtedness permitted to be incurred under
Section 7.2(b).

              (d) Corporate Changes, Etc. Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time merge or consolidate or otherwise alter or modify Safety's or any such Subsidiary's Governing Documents, corporate names, mailing addresses, principal places of business, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution), except for the merger of any Subsidiary with and into Safety (provided Safety shall be the surviving corporation) and the merger of 3232301 with and into Safety Canada and except that any Credit Party may modify its Governing Documents in a manner which could not have an adverse effect on the Agent or the Lenders.

              (e) Sales, Etc. of Assets. Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time sell, lease, transfer or otherwise dispose of any assets (including contract rights), or grant any option or other right to purchase, lease or otherwise acquire any assets (including contract rights), except (i) sales of Inventory and obsolete equipment in the ordinary course of its business, (ii) the sale or disposition of scrap, waste and obsolete assets in the ordinary course of business, (iii) the sale of any other assets that do not constitute Collateral, provided that
(A) such sales are for fair value, (B) at least eighty percent (80%) of the aggregate consideration is paid in full in cash at the time of sale and is applied in the manner set forth in Section 2.10(d) and (C) the aggregate amount of all such sales does not exceed $500,000 in the aggregate for any fiscal year and (iv) so long as no Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction which would be permitted under the provisions of the immediately preceding clause (iii).

              (f) Investments in Other Persons. Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than:

              (i)    Investments in Cash Equivalents;

              (ii) Advances or loans made in the ordinary course of business not to exceed $100,000 outstanding at any one time to any one Person and $250,000 in the aggregate outstanding at any one time;

              (iii) loans, investments and advances between Safety and its Subsidiaries in existence as of the date hereof and described on
         Schedule 7.2(f);

              (iv) the endorsement of instruments for collection or deposit in the ordinary course of business;

              (v) stock or obligations issued to a Credit Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Credit Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the Agent, upon the Agent's request, together with such stock power, assignment or endorsement by such Credit Party as the Agent may request;

              (vi) Investments in existence on the date hereof and described on Schedule 7.2(f);

              (vii) Investments constituting Indebtedness permitted by Section 7.2(b)(vii); and

              (viii) such other Investments as the Agent and the Majority Lenders may approve in writing in their sole discretion.

              (g) Affiliate Transactions. Safety will not, nor will it permit any of its Subsidiaries to, at any time enter into, directly or indirectly, any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, any Subsidiary or Affiliate of Safety, except in the ordinary course of and pursuant to the reasonable requirements of Safety's or such Subsidiary's or Affiliate's business, as the case may be, and upon fair and reasonable terms no less favorable to Safety or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person; provided, that, except as set forth on Schedule 6.1(ac), the aggregate amount of all transactions with Affiliates may not exceed $250,000 in any twelve month period. Safety may pay fees to any Affiliate for legal, accounting, financial, consulting or investment banking services (including, without limitation, any underwriting discounts and commissions and placement agent fees, but excluding management fees) performed in the ordinary course of such Affiliate's business, provided, that the amount of any such fees for any such service provided shall not exceed the usual and customary fees of such Affiliate for similar services rendered to third parties.

              (h) Dividends, Exchange, Etc. (i) Safety will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends (other than solely in shares of stock or the accumulation (but not payment) of dividends in accordance with Section 3 of the Certificate of Designation of Safety dated as of July 28, 1997) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of its capital stock or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Safety or any of its Subsidiaries, except that
(A) Subsidiaries of Safety may pay dividends to Safety and (B) after the Term Loan has been paid in full so long as no Default or Event of Default has occurred and is continuing or would result therefrom Safety may pay regularly scheduled cash dividends to the holders of Safety's Series A Preferred Stock so long as there is at least $3,000,000 of Unused Availability on each of the thirty (30) days immediately prior to the date of such payment and after giving effect to the payment of such dividends.

              (i) Change in Nature of Business. Safety will not, nor will it permit any of its Subsidiaries to, at any time make any material change in the lines of its business as carried on at the date hereof. Safety will not permit Safety 1st International, Inc. to own any material assets, incur any liens or Indebtedness or conduct any material business.

              (j) Charter Amendments, Etc. Safety will not, nor will it permit any of its Subsidiaries to, at any time amend its certificate of incorporation except for the filing of any certificate of designation with respect to the preferred stock of Safety.

              (k) Accounting Changes. Safety will not, nor will it permit any of its Subsidiaries to, at any time make or permit any change in accounting policies (as defined in GAAP) or reporting practices, except as required by GAAP.

              (l) Prepayments and Material Amendments of Material Contracts. Safety will not, nor will it permit any of its Subsidiaries to, at any time (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, other than the prepayment of the Loans in accordance with the terms of this Credit Agreement and payments of the Indebtedness permitted by Section 7.2(b)(viii), or (ii) amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Material Contracts, except in the event that such amendments or modifications could not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or change, or consent or agree to any amendment, modification or change, to any of the terms of any Indebtedness.

              (m) Negative Pledge. Safety will not, nor will it permit any of its Subsidiaries to, at any time enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders, or
(ii) in connection with Liens described in Section 7.2(a)(iv), but solely with respect to the property so acquired.

              (n) Limitation on Sales and Leasebacks. Safety will not, nor will it permit any of its Subsidiaries to, at any time enter into any arrangement with any Person providing for the leasing by Safety or such Subsidiary of real or immovable or personal or movable property which has been or is to be sold or transferred by Safety or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Safety or such Subsidiary.

              (o) Partnerships; Subsidiaries; Joint Ventures. Safety will not, nor will it permit any of its Subsidiaries to, at any time create any direct or indirect subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership.

              (p) Additional Bank Accounts. Safety will not at any time open, maintain or otherwise have or permit Safety Canada to enter into or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Lockbox Accounts, the Disbursement Accounts or as otherwise agreed to in writing by the Agent.

              (q) Excess Cash. Safety will not, and will not permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all deposit accounts of Safety and its Subsidiaries (other than the Disbursement Account and payroll accounts) total cash balances and Investments permitted by Sections 7.2(f)(i) and (viii) in excess of $100,000 at any time during which any Revolving Loans are outstanding.

              (r) Capital Expenditures. Safety and its Subsidiaries will not at any time make or commit to make any payments for Capital Expenditures, except that Safety and its Subsidiaries in the aggregate may make or commit to make Capital Expenditures not exceeding the amount (the "Base Amount") per fiscal year (or portion thereof) set forth below:

                     Period                            Amount
                     ------                            ------

         from the Closing Date through
         December 31, 1997                           $2,700,000

         fiscal year ending December 31, 1998         6,000,000

         fiscal year ending December 31, 1999         6,750,000

         fiscal year ending December 31, 2000         7,500,000

         fiscal year ending December 31, 2001         8,250,000

         six months ending June 30, 2002              4,000,000

         provided, however, that for any fiscal year commencing with the fiscal year ending December 31, 1998, the Base Amount set forth above may be increased for any such fiscal year by carrying over to any such fiscal year any portion of the Base Amount (not to exceed 50% of such Base Amount) not spent in the immediately preceding fiscal year (but not in any year prior thereto); provided, further, however, that any Capital Expenditures made must be directly related to the business conducted by Safety and its Subsidiaries on the Closing Date.

              (s) Minimum Consolidated Tangible Net Worth. As of the Closing Date and the end of any fiscal quarter thereafter, Safety will not permit Consolidated Tangible Net Worth to be less than the sum of (a) $9,000,000, (b) 75% of the increases to (but not decreases to) Net Income of Safety for each of the fiscal quarters ending subsequent to the Closing Date, (c) 100% of the net proceeds of any capital or equity infusion received by Safety through an offering of the capital stock of Safety and (d) 100% of the fair market value of any capital stock issued by Safety in connection with an Investment by Safety.

              (t) Minimum Consolidated Current Ratio. Safety will not at any time permit, during each period set forth below, the ratio of its consolidated current assets to its consolidated current liabilities to be less than the ratio set forth below opposite such period, provided, however, that for purposes of the calculation of such ratio, the determination of consolidated current liabilities shall include the full outstanding balance of the Revolving Loans:


         Period                                      Ratio
         ------                                      -----

         from the Closing Date to
         September 30, 1997                          .90:1

         October 1, 1997 to December 31, 1997        .90:1

         January 1, 1998 to March 31, 1998           1.00:1

         April 1, 1998 to June 30, 1998              1.00:1

         July 1, 1998 to September 30, 1998          1.25:1

         October 1, 1998 to December 31, 1998        1.25:1

         January 1, 1999 to March 31, 1999           1.25:1

         April 1, 1999 to June 30, 1999              1.25:1

         for each fiscal quarter from and            1.50:1
         after July 1, 1999

              (u) Minimum Consolidated EBITDA. Safety will not, for the following periods, permit the EBITDA of Safety and its Subsidiaries, determined for each period set forth below, to be less than the amount set forth below opposite such period:


         Period                                          Amount
         ------                                          ------

         fiscal quarter ended September 30,
         1997                                         $ 3,500,000

         two fiscal quarters ended
         December 31, 1997                              6,000,000

         three fiscal quarters ended March 31,
         1998                                          10,000,000

         four fiscal quarters ended June 30,
         1998                                          13,000,000

         four fiscal quarters ended
         September 30, 1998                            16,000,000

         four fiscal quarters ended
         December 31, 1998                             19,000,000

         four fiscal quarters ended each March
         31, June 30, September 30 and
         December 31 thereafter                        20,000,000
         ========================================================

              (v) Minimum Consolidated Fixed Charge Coverage Ratio. Safety will not permit Consolidated Fixed Charge Coverage Ratio, for any period, to be less than 1.50:1.

              (w) No Prohibited Transactions Under ERISA. Safety will not, and shall not permit any of its Subsidiaries to, directly or indirectly:

              (i) Engage in any prohibited transaction which could reasonably be expected to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

              (ii) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

              (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

              (iv) terminate any Benefit Plan where such event would result in any liability of Safety, any Subsidiary or any ERISA Affiliate under Title IV of ERISA;

              (v) fail to make any required contribution or payment to any Multiemployer Plan;

              (vi) fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

              (vii) amend a Plan resulting in an increase in current liability for the plan year such that Safety, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

              (viii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT


         SECTION 8.1. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default":

              (a) the Borrowers shall fail to pay (i) any interest, Fees, Expenses or other Obligations (other than principal) when due or within three
(3) Business Days of when due, whether at stated maturity, by acceleration, or otherwise or (ii) any principal when due, whether at stated maturity, by acceleration or otherwise; or

              (b) any representation or warranty made by any Credit Party under or in connection with any Credit Document or the Stock Purchase Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

              (c) the Borrowers or any other Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 7.1(a), (b),
(c), (d)(i), (f) and (j) and 7.2 of this Credit Agreement or Section 4 of the Borrower Security Agreement, Section 4 of the Guarantor Security Agreement,
Section 2 of the Borrower Intellectual

Property Security Agreement, Section 2 of the Guarantor Intellectual Property Security Agreement, Section 5 of the 3232301 Hypothecation Agreement or Section 5 of the Safety Hypothecation Agreement; or

              (d) any Credit Party shall fail to perform or observe any term, covenant or agreement contained in any Credit Document (other than as set forth in Sections 8.1(a) and (c)) on its part to be performed or observed or Safety or any Subsidiary shall fail to comply with any provisions contained in any Material Contract to which it is a party if such failure shall remain unremedied or not waived for ten (10) Business Days after its occurrence; or

              (e) Safety or any Subsidiary (i) shall fail to pay any Indebtedness or any interest or premium thereon, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) shall otherwise be in breach or default in any of its obligations under any agreement with respect to any such Indebtedness, if the effect of such failure to pay, breach or default is to cause such Indebtedness to become due or redeemed or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to declare such Indebtedness due or require such Indebtedness to be redeemed prior to its stated maturity; or

              (f) any Credit Party shall dissolve, wind up or otherwise cease its business (except pursuant to a merger permitted by Section 7.2(d)); or

              (g) Safety or any Subsidiary shall become the subject of (i) an Insolvency Event as set forth in clause (e) of the definition of Insolvency Event that is not resolved or dismissed within sixty (60) days or (ii) any Insolvency Event except as set forth in clause (e) of the definition of Insolvency Event; or

              (h) any judgment or order for the payment of money in excess of $500,000 shall be rendered against any Credit Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

              (i) any non-monetary judgment or order shall be rendered by a court of competent jurisdiction against Safety or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

              (j) any material covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents or any Liens granted in connection therewith; or any Liens granted in any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Credit Agreement; or

              (k) a Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and, except as otherwise permitted under Section 7.2(a), perfected first priority Lien on the Collateral purported to be covered thereby; or

              (l) a Change in Control shall have occurred.

         SECTION 8.2. ACCELERATION AND CASH COLLATERALIZATION. Upon the occurrence and during the continuance of an Event of Default, the Agent may take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrowers:

              (a) Acceleration. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrowers from the Agent, all Obligations may be declared to be immediately due and payable (except with respect to any Event of Default with respect to a Credit Party set forth in
Section 8.1(g) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Majority Lenders or notice or other demand to the Borrowers) without presentment, demand, protest or any other action or obligation of the Agent or any Lender.

              (b) Termination of Commitments. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrowers from the Agent, the Commitments may be immediately terminated and, at all times thereafter, all Loans made by any Lender pursuant to this Credit Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 10.11.

              (c) Cash Collateralization. On demand of the Agent or the Majority Lenders, the Borrowers jointly and severally shall immediately deposit with the Agent for each Letter of Credit then outstanding, cash or Cash Equivalents in an amount equal to 105% of the greatest amount drawable thereunder and execute and deliver documentation with respect to such cash collateralization in form and substance satisfactory to the Agent.

         SECTION 8.3. RESCISSION OF ACCELERATION. After acceleration of the maturity of the Loans, if the Borrowers pay all accrued interest and all principal due (other than by reason of the acceleration) and all Defaults and Events of Default are otherwise remedied or waived in accordance with Section 10.11, the Majority Lenders may elect in their sole discretion, to rescind the acceleration and return any cash collateral. (This Section is intended only to bind all of the Lenders to a decision of the Majority Lenders and not to confer any right on the Borrowers, even if the described conditions for the Majority Lenders' election may be met.)

         SECTION 8.4. REMEDIES. Upon the occurrence and during the continuance of an Event of Default, the Agent and the Lenders shall have all rights and remedies with respect to the Obligations under the Credit Documents and the Collateral available to it as creditors under applicable law and the Credit Documents and the Agent may do any or all of the following:

              (a) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Accounts or use (at the expense of the Borrowers) such supplies or space of any Credit Party at such Credit Party's place of business necessary to properly administer and collect the Accounts thereon;

              (b) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Accounts (in the name of the Borrowers or the Lenders) and otherwise administer and collect the Accounts;

              (c) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and

              (d) foreclose the security interests created pursuant to the Credit Documents by any available procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

Any Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten
(10) Business Days notice shall constitute reasonable notification. Safety will assemble, and cause its Subsidiaries to assemble, the Collateral and make it available to the Agent at such locations as the Agent may specify, whether at the premises of such Credit Party or elsewhere, and will make available to the Agent the premises and facilities of such Credit Party for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form.

         SECTION 8.5. RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender or the Issuing Bank may have under applicable law, upon the occurrence of any Event of Default, and whether or not any Lender or the Issuing Bank has made any demand or the Obligations of any Credit Party have matured, each Lender and the Issuing Bank shall have the right to appropriate and apply to the payment of the Obligations of a Credit Party all deposits and other obligations then or thereafter owing by such Lender or the Issuing Bank to such Credit Party. Each Lender or the Issuing Bank exercising such rights shall notify the Agent thereof (and the Agent shall promptly notify the Borrowers thereof) and any amount received as a result of the exercise of such rights shall be shared in accordance with Section 2.8.

         SECTION 8.6. LICENSE FOR USE OF SOFTWARE AND OTHER INTELLECTUAL PROPERTY. The Agent is hereby granted a license to use all computer software programs, data bases, processes, patents, trademarks and materials used by Safety and its Subsidiaries in connection with their businesses or in connection with the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving the Borrowers prior notice.

         SECTION 8.7. NO MARSHALLING; DEFICIENCIES; REMEDIES CUMULATIVE. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral (after deducting all of the Agent's Expenses related thereto) shall be applied by the Agent to the payment of the Obligations to the Agent and the Lenders, whether due or to become due, in such order as the Agent may elect. The Borrowers shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrowers or the Guarantors or their respective successors or assigns, any surplus resulting therefrom. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under this Credit Agreement, under any other Credit Document, at equity or at law.

                                   ARTICLE IX

                                    THE AGENT


         SECTION 9.1. APPOINTMENT OF AGENT.

              (a) Each Lender hereby designates BTCC as its Agent and irrevocably authorizes the Agent to take action on such Lender's behalf under the Credit Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its agents or employees.

              (b) Other than the Borrowers' rights under Section 9.9, the provisions of this Article IX are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof. The Agent shall act solely as agent of the Lenders and assumes no obligation toward or relationship of agency or trust with or for any Credit Party.

         SECTION 9.2. NATURE OF DUTIES OF AGENT. The Agent shall have no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have a fiduciary relationship in respect of any Lender or any participant of any Lender.

         SECTION 9.3. LACK OF RELIANCE ON AGENT.

              (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make
(i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

              (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or the Notes or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or the Notes, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

         SECTION 9.4. CERTAIN RIGHTS OF THE AGENT. The Agent may request instructions from the Majority Lenders at any time. If the Agent requests instructions from the Majority Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Majority Lenders before such action or inaction. No Lender shall have any right of action based upon the Agent's action or inaction in response to instructions from the Majority Lenders.

         SECTION 9.5. RELIANCE BY AGENT. The Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Agent may obtain the advice of legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

         SECTION 9.6. INDEMNIFICATION OF AGENT. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, to the extent of its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Credit Documents unless resulting from the Agent's gross negligence or willful misconduct. The agreements contained in this Section shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations.

         SECTION 9.7. THE AGENT IN ITS INDIVIDUAL CAPACITY. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein. The terms "Lenders," "Majority Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

         SECTION 9.8. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         SECTION 9.9. SUCCESSOR AGENT.

              (a) The Agent may, upon ten (10) Business Days' notice to the Lenders and the Borrowers, resign by giving written notice thereof to the Lenders and the Borrowers. The Agent's resignation shall be effective upon the appointment of a successor Agent. Such resignation of the Agent shall be deemed to be a resignation of Bankers Trust Company as Issuing Bank.

              (b) Upon receipt of the Agent's resignation, the Majority Lenders may appoint a successor Agent which shall also be a Lender. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the successor Agent shall be subject to approval by the Borrowers, which approval shall not be unreasonably withheld and shall be delivered to the Majority Lenders within five (5) Business Days after the Borrowers' receipt of notice of a proposed successor Agent. If a successor Agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.

              (c) Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. The retiring Agent shall continue to have the benefit of this Article IX for any action or inaction while it was Agent.

         SECTION 9.10.  COLLATERAL MATTERS.

              (a) Each Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by the Majority Lenders under the Credit Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

              (b) The Agent is authorized to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations, (ii) required to be delivered from permitted sales of Collateral hereunder, if any, upon receipt of the proceeds or (iii) if the release can be and is approved by the Majority Lenders. The Agent may request and the Lenders will provide confirmation of the Agent's authority to release particular types or items of Collateral.

              (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the Borrowers, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any Subsidiary of Safety in respect of) all interests retained by Safety or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the

Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

              (d) The Agent shall have no obligation to assure that the Collateral exists or is owned by Safety or any of its Subsidiaries, that such Collateral is cared for, protected or insured, or that the Liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         SECTION 9.11. ACTIONS WITH RESPECT TO DEFAULTS. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders. Until the Agent shall have received such directions, the Agent may act or not act as it deems advisable and in the best interests of the Lenders.

         SECTION 9.12. DELIVERY OF INFORMATION. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from any Credit Party, the Subsidiaries of Safety, the Majority Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.


                                    ARTICLE X

                                  MISCELLANEOUS


         SECTION 10.1. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE CREDIT DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE

NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

         SECTION 10.2. SUBMISSION TO JURISDICTION. ALL DISPUTES AMONG THE BORROWERS AND THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT, ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWERS OR THEIR PROPERTY IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWERS AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT. THE BORROWERS WAIVE ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

         SECTION 10.3. SERVICE OF PROCESS. EACH OF THE BORROWERS HEREBY IRREVOCABLY DESIGNATES KASSLER & FEUER, P.C., 101 ARCH STREET, BOSTON, MASSACHUSETTS 02110 AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH BORROWER TO RECEIVE, FOR AND ON BEHALF OF SUCH BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH BORROWER, BUT FAILURE OF SUCH BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

         SECTION 10.4. JURY TRIAL. THE BORROWERS, THE AGENT, THE ISSUING BANK AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.

         SECTION 10.5. LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY ANY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS CREDIT AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE BORROWERS HEREBY WAIVE ALL FUTURE CLAIMS AGAINST

THE AGENT FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

         SECTION 10.6. DELAYS; PARTIAL EXERCISE OF REMEDIES. No delay or omission of the Agent, the Issuing Bank or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent, the Issuing Bank or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

         SECTION 10.7. NOTICES. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent, or any of the Lenders, then to BT Commercial Corporation, at 14 Wall Street, New York, New York 10005, Attention:
Credit Department, Fritz Thomas, if to the Issuing Bank, then to Bankers Trust Company, 14 Wall Street, New York, New York 10005, Attention: Fritz Thomas, with a copy to Luskin, Stern & Eisler LLP, 330 Madison Avenue, New York, New York 10017, Attention: Richard Stern, Esq., and if to the Borrowers, then to the Borrowers c/o Safety at 210 Boylston Street, Chestnut Hill, Massachusetts 02167,
Attention: Richard Wenz, President, with a copy to Kassler & Feuer, 101 Arch Street, Boston, Massachusetts 02110, Attention: Curt R. Feuer, Esq., or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (212) 618-2630, if to the Borrowers, at (617) 928-3205, if to Luskin, Stern & Eisler LLP, at (212) 293-2705 and if to Kassler & Feuer, P.C., at (617) 439-3800. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three (3) Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged.

         SECTION 10.8. ASSIGNMENTS AND PARTICIPATIONS.

              (a) Borrower Assignment. The Borrowers shall not assign this Credit Agreement or any rights or obligations hereunder, without the prior written consent of the Agent and the Lenders.

              (b) Lender Assignments. Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement, the Notes and the other Credit Documents, with the consent of the Agent, and with the consent of the Borrowers (not to be unreasonably withheld), and upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit N (an "Assignment and Assumption Agreement"), together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee of $5,000.00. No such assignment shall be for less than $5,000,000 of the Commitments unless it is to another Lender. Any assignment by a Lender hereunder must include a ratable portion of such Lender's Revolving Loans (and Commitment, if any) and the Term Loan. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section
10.10 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto). (This Section does not apply to branches and Affiliates of a Lender, it being understood that a Lender may make, carry or transfer Loans at or for the account of any of its branch offices or Affiliates without consent of the Borrowers, the Agent or any Lender.)

         By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Credit Parties or the performance or observance by the Borrowers or any other Credit Parties of any of its obligations under this Credit Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in Section 6.1(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

              (c) Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the principal amount of their Revolving Loans and Term Loan (the "Register"). The Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Assumption Agreement shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Revolving Note and Term Note subject to such assignment, the Agent will give prompt notice thereof to the Borrowers. Within five (5) Business Days after its receipt of such notice, both Borrowers shall execute and deliver to the Agent (i) a new Revolving Note or Revolving Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any and (ii) a new Term Note or Term Notes to the order of the assignee in the amount of the Term Loan assumed by it and to the assignor in the amount of the Term Loan retained by it, if any, in exchange for which the Agent shall deliver to the Borrowers the existing Notes subject to such assignment. Such new Notes shall re-evidence the indebtedness outstanding under the surrendered Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes and shall be dated as of the Closing Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

              (d) Lender Participations. Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit

Agreement, the Notes and the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, such Lender's obligations hereunder shall remain unchanged. The Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Loans subject to such participation; (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to the participation interest; or (iv) release all or a substantial portion of the Collateral, other than in each case when otherwise permitted hereunder.

         Each Lender agrees that, without the prior written consent of Safety and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any jurisdiction.

              (e) Confidentiality. In connection with their efforts to assign its rights or obligations or sell participations pursuant to Sections 10.8(b) and (d) hereof, the Agent or the Lenders may disclose any information they have, now or in the future, with respect to the business of the Borrowers to prospective assignees or purchasers, provided that each such prospective assignee of purchaser is notified of the confidential nature of the information and agrees to be bound by the terms of Section 10.9.

         SECTION 10.9. CONFIDENTIALITY. Except as provided in Section 10.8(e), each Lender agrees that it will not disclose, without the prior written consent of the Borrowers, any information with respect to Safety or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement and which is designated by the Borrowers to the Lenders in writing as confidential (the information delivered pursuant to Sections 7.1(a)(ii), (iv) and (v), 7.1(b), (c) and (e) and 8.4(a) being hereby so designated), provided, that any Lender may disclose any such information (a) to its Affiliates, employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its reasonable discretion determines that any such party should have access to such information provided that each such person will be advised of the confidential nature of such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation and (e) in order to comply with any Requirement of Law; provided, that, in the case of clauses (c) through (e) above, if practicable Safety is given five (5) Business Days' notice prior to such disclosure.

         SECTION 10.10. INDEMNIFICATION; REIMBURSEMENT OF EXPENSES OF
COLLECTION.

              (a) The Borrowers, jointly and severally, hereby indemnify and agree to defend and hold harmless the Agent, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel (each, an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of (i) any litigations, investigations, claims or proceedings which arise out of or are in any way related to (A) this Credit Agreement, any other Credit Document or the transactions contemplated hereby or thereby, (B) the issuance of the Letters of Credit, (C) the failure of the Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (D) any actual or proposed use by the Borrowers of the proceeds of the Loans or (E) the Agent's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and
(ii) any remedial or other action taken by any of the Credit Parties or any of the Lenders in connection with compliance by Safety or any of its Subsidiaries, or any of their respective properties, with any federal, state, provincial or local Environmental Laws. In addition, the Borrowers shall, upon demand, pay to the Agent all costs and expenses incurred by the Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Credit Documents, and pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Obligations, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and
(D) obtaining any legal,
accounting or other advice in connection with any of the foregoing. If and to the extent that the Obligations of the Borrowers hereunder are unenforceable for any reason, the Borrowers, jointly and severally, hereby agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law.

              (b) The Borrowers' Obligations under Sections 4.9, 4.10, 9.6 and this Section 10.10 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

         SECTION 10.11.  AMENDMENTS AND WAIVERS.

              (a) No amendment or waiver of any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Majority Lenders (or by the Agent on their behalf) and the Borrowers, except that:

              (i) the consent of all the Lenders is required to (A) reduce the principal of, or interest on, the Notes, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of the Agent or the Issuing Bank), (B) postpone the final scheduled date of maturity of the Notes or any date fixed for any payment in respect of interest on the Notes, any Letter of Credit reimbursement obligations or any Fees hereunder, (C) change any minimum requirement necessary for the Lenders or Majority Lenders to take any action hereunder or the percentage of Commitments necessary to take any such action, (D) amend or waive this Section 10.11(a), or change the definition of Majority Lenders, (E) release any Liens in favor of the Lenders on all or substantially all of the Collateral, except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, (F) increase the advance rate from that set forth in the definitions of Accounts Borrowing Base or Inventory Borrowing Base or (G) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Credit Agreement;

              (ii) no such amendment or waiver shall increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments or waivers of conditions precedent, covenants, Defaults or Events of

         Default shall not constitute an increase in the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

              (iii) the consent of the Agent or the Issuing Bank, as the case may be, shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document, in addition to the consent of the Lenders otherwise required by this Section 10.11; and

              (iv) the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article IX (other than Section 9.9).

              (b) The Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments.

              (c) Notwithstanding the foregoing, the Borrowers may amend
Schedule 6.1(a) without the consent of the Majority Lenders; provided that, except as contemplated by Section 8.1, no amendment to any such Schedule shall be permitted to cure any Default or Event of Default which would otherwise have existed in the absence of such amendment; and provided further that, with respect to any amendment Schedule 6.1(a) the Borrowers shall comply with Section 7.1(c)(v).

              (d) If, in connection with any proposed amendment or waiver of any of the provisions of this Credit Agreement as contemplated by Section 10.11(a)(i), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such nonconsenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more replacement Lenders pursuant to Section 4.11 so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment or waiver; provided that the Borrowers shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to Section 10.11(a)(ii).

         SECTION 10.12. NONLIABILITY OF AGENT AND LENDERS. The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers' business or operations.

         SECTION 10.13. INDEPENDENT NATURE OF LENDERS' RIGHTS. The amounts payable at any time hereunder to each Lender under such Lender's Note or Notes shall be a separate and independent debt.

         SECTION 10.14. COUNTERPARTS. This Credit Agreement and any waiver or amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         SECTION 10.15. EFFECTIVENESS. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent, or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

         SECTION 10.16. SEVERABILITY. In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         SECTION 10.17. MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Agent and the Lenders.

         SECTION 10.18. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Borrowers, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrowers and the Lenders and their respective successors and permitted assigns.

         SECTION 10.19. JUDGMENT. The obligation of Safety Canada in respect of any sum due from it to the Agent or any Lender under any Credit Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in such other currency, the Agent or such Lender may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than the sum originally due to the Agent or such Lender in Dollars, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to, jointly and severally, indemnify the Agent or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to the Agent or such Lender in Dollars, the Agent or such Lender agrees to remit to Safety Canada such excess.

         SECTION 10.20. WAIVER OF IMMUNITIES. To the extent that Safety Canada has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, to the fullest extent permitted by law, Safety Canada hereby irrevocably waives such immunity in respect of its obligations under this Credit Agreement and any other Credit Document to which it is a party and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

         SECTION 10.21. INTEREST ACT (CANADA). Safety Canada hereby acknowledges that the rate or rates of interest applicable to the Obligations are computed on the basis of a year of 360 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), at any time and from time to time, the yearly rate of interest provided in this Credit Agreement, which is paid or payable pursuant hereto is equivalent and may be determined by multiplying the applicable rate of interest by the number of days in such calendar year and dividing such product by 360.

         SECTION 10.22. LIMITATION OF OBLIGATIONS OF SAFETY EUROPE. Notwithstanding anything to the contrary contained in any Credit Document (including without limitation the Guaranty of Safety Europe), the liability of Safety Europe for the Obligations shall be limited as provided in the debenture of Safety Europe.

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their proper and duly authorized officers as of the date set forth above.


                                            BORROWERS

                                            SAFETY 1ST, INC.



                                            By: /s/ Richard E. Wenz
                                                ------------------------------
                                                Richard E. Wenz
                                                President


                                            SAFETY 1ST HOME PRODUCTS
                                             CANADA INC.



                                            By: /s/ Richard E. Wenz
                                                ------------------------------
                                                Richard E. Wenz
                                                Vice President


                                            AGENT

                                            BT COMMERCIAL CORPORATION, as Agent



                                            By: /s/ Joseph F. Romano
                                                ------------------------------
                                                Joseph F. Romano
                                                Vice President


                                            LENDER

                                            BT COMMERCIAL CORPORATION



                                            By: /s/ Joseph F. Romano
                                                ------------------------------
                                                Joseph F. Romano
                                                Vice President

                                            ISSUING BANK

                                            BANKERS TRUST COMPANY,
                                             as Issuing Bank



                                            By: /s/ Joseph F. Romano
                                                ----------------------------
                                                Joseph F. Romano
                                                Vice President